UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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□Preliminary Proxy Statement

□Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[×]Definitive Proxy Statement

□Definitive Additional Materials

□Soliciting Material Pursuant to §240.14a-12

EVANS BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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□Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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□Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 24, 2020

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2020 Annual Meeting of Shareholders of Evans Bancorp, Inc.  The Annual Meeting this year will be held at Evans Bancorp, Inc., One Grimsby Drive, Hamburg, NY 14075, on Thursday, April 23, 2020 at 9:00 a.m.  The formal Notice of the Annual Meeting is set forth on the following page.

The enclosed Notice and Proxy Statement contain details concerning the business to come before the 2020 Annual Meeting.  The Board of Directors of Evans Bancorp recommends a vote “FOR” the election of Michael A. Battle, James E. Biddle, Jr., Jody L. Lomeo, and Nora B. Sullivan for a three-year term.  The Board of Directors of Evans Bancorp also recommends a vote “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, and “FOR” ratification of the appointment of Crowe LLP as Evans Bancorp’s independent registered public accounting firm for fiscal year 2020.

To Vote:

Your vote is important, regardless of whether or not you attend the Annual Meeting in person.  I urge you to sign, date, and return the enclosed proxy card in the postage-paid envelope provided as promptly as possible. In this way, you can be sure that your shares will be voted at the meeting.  If you are voting “FOR” the election of the nominated directors, “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, and “FOR” ratification of the appointment of Crowe LLP as Evans Bancorp, Inc.’s independent registered public accounting firm for fiscal year 2020, you need only date, sign and return the proxy card.

Voting is tabulated by an independent firm; therefore, to ensure that your vote is received in a timely manner, please mail the white proxy card in the envelope provided - do not return the proxy card to Evans Bancorp, Inc.

ATTENDANCE AT THE ANNUAL MEETING IS DISCOURAGED

In light of the ongoing health concerns relating to the coronavirus and to best protect the health of our employees, shareholders and community, we are requesting that shareholders DO NOT ATTEND the Annual Meeting in person this year. Shareholders can call into the following number 1 (571) 317-3122; Access Code: 901406741 and listen to the meeting live.  BUT PLEASE WE ASK THAT YOU NOT ATTEND THE ANNUAL MEETING IN PERSON.

Thank you for your confidence and support.

Sincerely,

David J. Nasca

President and Chief Executive Officer

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EVANS BANCORP, INC.

One Grimsby Drive

Hamburg, NY 14075

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 23, 2020

The Thirty-Second Annual Meeting of Shareholders of Evans Bancorp, Inc., a New York corporation (the "Company"), will be held on Thursday, April 23, 2020 at 9:00 a.m. at Evans Bancorp, Inc., One Grimsby Drive, Hamburg, NY, for the following purposes:

(1)To elect the four nominees named in the Proxy Statement as directors of the Company for a three-year term, each until the election and qualification of his or her successor.

(2)To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

(3)To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

(4)To act upon such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2020

The Company’s Proxy Statement and 2019 Annual Report, which includes the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, are available on the Company’s website at www.evansbancorp.com.

The Board of Directors has fixed the close of business on March 5, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

A copy of the Company's Annual Report to Shareholders and Annual Report on Form 10-K for the Company’s 2019 fiscal year are enclosed for your reference.

Please complete and return the enclosed proxy card in the accompanying postage-paid, addressed envelope as soon as you have had an opportunity to review the attached Proxy Statement.

By Order of the Board of Directors

Michelle A. Baumgarden
Secretary

Hamburg, New York

March 24, 2020

Attendance at the Annual Meeting is Discouraged:  In light of the ongoing health concerns relating to the coronavirus and to best protect the health of our employees, shareholders and community, we are requesting that shareholders DO NOT ATTEND the Annual Meeting in person this year. Shareholders can call into the following number 1 (571) 317-3122; Access Code: 901406741 and listen to the meeting live. BUT PLEASE WE ASK THAT YOU NOT ATTEND THE ANNUAL MEETING IN PERSON. To ensure that your vote is counted, please complete the white proxy card and return it in the postage-paid envelope provided.

EVANS BANCORP, INC.

One Grimsby Drive

Hamburg, NY 14075

PROXY STATEMENT

Dated March 24, 2020

For the Annual Meeting of Shareholders to be held April 23, 2020

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of Evans Bancorp, Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies for use at the Thirty-Second Annual Meeting of Shareholders (the "Annual Meeting") to be held at Evans Bancorp, Inc., One Grimsby Drive, Hamburg, NY, on Thursday, April 23, 2020 at 9:00 a.m. and at any adjournments thereof.  To obtain directions to be able to attend our Annual Meeting and vote in person, please contact Michelle Baumgarden at (716) 926-2000.

Shares of common stock represented by a proxy in the form enclosed, properly executed, will be voted in the manner instructed, or if no instructions are indicated, “FOR” the election of director nominees named therein, “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, and “FOR” ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for fiscal year 2020.  The proxy given by the enclosed proxy card may be revoked at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.  Any shareholder of record may vote in person at the Annual Meeting, whether or not he or she has previously given a proxy.  Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.  If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

The enclosed proxy is being solicited by the Board of Directors of the Company.  The total cost of solicitation of proxies in connection with the Annual Meeting will be borne by the Company.This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 24, 2020.

The following proposals will be considered at the meeting:

Proposal I – To elect the four nominees named herein as directors of the Company to hold office for the term of three years.

Proposal II – To approve, on an advisory basis, the compensation paid to the Company’s named executive officers (“Say on Pay”).

Proposal III – To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

The Board of Directors of the Company unanimously recommends that you vote “FOR” election of the directors identified as nominees under Proposal I and “FOR” Proposals II and III.

Attendance at the Annual Meeting is Discouraged:  In light of the ongoing health concerns relating to the coronavirus and to best protect the health of our employees, shareholders and community, we are requesting that shareholders DO NOT ATTEND the Annual Meeting in person this year. Shareholders can call into the following number 1 (571) 317-3122; Access Code: 901406741 and listen to the meeting live.  BUT PLEASE WE ASK THAT YOU NOT ATTEND THE ANNUAL MEETING IN PERSON.

Voting Securities

Only holders of shares of common stock of record at the close of business on March 5, 2020 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof.  At the close of business on March 5, 2020, the Company had 4,942,802 shares of common stock outstanding.  For all matters to be voted on at the Annual Meeting, holders of common stock are entitled to one vote per share.

A quorum of shareholders is necessary to hold a valid Annual Meeting.  A majority of shares entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.  Broker non-votes and abstentions will be counted as being present or represented at the Annual Meeting for purposes of establishing a quorum.  A broker non-vote occurs on an item when a broker is not permitted to vote on that item without timely instruction from the beneficial owner of the shares and no instruction is given.

Vote Required and Board Recommendations

	Proposal	Vote Required	Board Recommendation
I.	Election of Directors	Plurality of the votes cast	“FOR” election of the nominated directors
II	Advisory “Say-on-Pay” Vote	Majority of the votes cast	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers
III.	Ratification of Appointment of Independent Public Accounting Firm for 2020	Majority of the votes cast	“FOR” ratification of the appointment of Crowe LLP

Plurality Vote – Proposal I

Under New York law and the Company's bylaws, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the votes cast at a meeting at which a quorum is present.  Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.  This means that, for Proposal I, the four director nominees identified in this Proxy Statement will be elected if they receive more affirmative votes than any other nominees.

Majority Vote – Proposals II and III

Proposals II and III must be approved by a majority of the votes cast at the Annual Meeting.  This means that, in order for each of these proposals to be approved by the Company’s shareholders, the number of votes cast “For” a particular proposal must be greater than the number of votes cast “Against” that proposal.

Abstentions and Broker Non-Votes

If you hold your shares (i.e., they are registered) through a bank, broker or other nominee in “street name” but you do not provide the firm that holds your shares with your specific voting instructions, it will only be allowed to vote your shares on your behalf in its discretion on “routine” matters, but it cannot vote your shares in its discretion on your behalf on any “non-routine” matters.  This result is known as a “broker non-vote”.  Proposal I relating to the election of your Board’s nominees for Directors and Proposal II relating to Say on Pay are considered “non-routine” matters.  Proposal III relating to the appointment of the Company’s independent auditors for fiscal year 2020 is considered a “routine” matter.  While your broker will have discretionary authority to vote your uninstructed shares “for” or “against” or “abstaining” from voting on Proposal III, your broker will have no discretionary authority to vote your shares on Proposals I and II at the Annual Meeting.  If you hold your shares in street name, please follow the voting instructions sent to you by your bank, broker or other nominee.

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting.  However, broker non-votes will not be treated as votes “cast” at the Annual Meeting, and will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting.  Likewise, for Proposals I, II, and III, abstentions will not be treated as votes “cast” at the Annual Meeting, and will have no effect on the outcome of these Proposals.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information, as of March 5, 2020, concerning:

•Each person whom we know beneficially owns more than 5% of our common stock.

•Each of our directors and nominees for the Board of Directors.

•Each of our Named Executive Officers, as defined below under “Executive Compensation”.

•All of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to our securities.  Except as indicated in the footnotes to this table, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.  The number of shares beneficially owned by each person as of March 5, 2020 includes shares of common stock that such person has the right to acquire on or within 60 days after March 5, 2020 upon the exercise of vested stock options and also includes shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.  For each person or group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, calculated as described in the previous sentence, by the sum of the 4,942,802 shares of common stock outstanding on March 5, 2020 plus the number of shares of common stock that such person or group has the right to acquire on or within 60 days after March 5, 2020. Beneficial ownership representing less than one percent is denoted with an asterisk "*".

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors, Director Nominees and Officers
Michael A. Battle	2,062	*
James E. Biddle, Jr.	21,993	*
John B. Connerton (1)	26,190	*
Jody L. Lomeo	2,088	*
Robert G. Miller, Jr. (2)	103,184	2.07%
Kimberley A. Minkel	1,513	*
David J. Nasca (3)	124,259	2.49%
Christina P. Orsi	1,453	*
David R. Pfalzgraf, Jr.	3,150	*
Michael J. Rogers	5,605	*
Oliver Sommer	3,281	*
Nora B. Sullivan	3,638	*
Thomas H. Waring, Jr. (4)	14,472	*
Aaron Whitehouse	621	*
Lee C. Wortham	14,148	*
Directors, director nominees and executive officers
as a group; 15 persons (5)	327,657	6.50%

FJ Capital Management LLC (6)
1313 Dolley Madison Blvd, Ste 306	485,663	9.83%
McLean, VA 22101

Manulife Financial Corporation (7)
200 Bloor Street East	315,166	6.38%
Toronto, Ontario, Canada M4W 1E5

PL Capital Advisors, LLC (8)
750 Eleventh Street South, Suite 202	310,796	6.29%
Naples, FL 34102

(1)

Includes 15,395 shares that Mr. Connerton may acquire by exercise of options exercisable on March 5, 2020 or within 60 days thereafter and 2,320 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(2)

Includes 31,416 shares that Mr. Miller may acquire by exercise of options exercisable on March 5, 2020 or within 60 days thereafter and 2,893 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(3)

Includes 2,344 shares owned jointly by Mr. Nasca and his wife, 552 shares owned by Mr. Nasca’s children, 52,173 shares that Mr. Nasca may acquire by exercise of options exercisable on March 5, 2020 or within 60 days thereafter and 6,238 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(4)	Includes 1,129 shares held by Mr. Waring’s wife.
(5)	Includes 101,786 shares that such persons may acquire by exercise of options exercisable on March 5, 2020 or within 60 days thereafter.
(6)

Based on the most recently available Schedule 13G/A filed with the SEC on February 13, 2020.  According to that report, the aggregate holdings consist of 450,920 shares held by Financial Opportunity Fund LLC and 6,600 shares held by Financial Opportunity Long/Short Fund LLC of which FJ Capital Management LLC (“FJ Capital) is the managing member and 28,143 shares held by a managed account that FJ Capital manages and of which FJ Capital is the managing member (reporting shared voting and dispositive power with respect to 485,663 shares)

(7)

Based on the most recently available Schedule 13G/A filed with the SEC on February 12, 2020 on behalf of Manulife Financial Corporation (“MFC”) and MFC’s indirect, wholly-owned subsidiaries, Manulife Investment Management (US) LLC (“MIM (US)”), and Manulife Investment Management Limited ("MIML").  MIM (US) reported sole voting and dispositive power with respect to 315,166 shares, and MIML reported sole voting and dispositive power with respect to 3,348 shares.

(8)

Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2020 on behalf of PL Capital Advisors, LLC, Richard J. Lashley, a managing member of PL Capital Advisors, and John W. Palmer, a managing member of PL Capital Advisors.  According to the report PL Capital Advisors, Richard J. Lashley, and John W. Palmer reported shared voting and dispositive power with respect to 310,796 shares.

Equity Compensation Plans.  All equity compensation plans maintained by the Company were approved by the Company’s shareholders.  Shown below is certain information as of December 31, 2019 concerning the shares of the Company’s common stock that may be issued under existing equity compensation plans.

Equity Compensation Plan Information
Equity Compensation Plans Approved by Security Holders	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (1)
Evans Bancorp, Inc. 2019 Long-Term Equity Incentive Plan	-	-	313,429
Evans Bancorp, Inc. 2009 Long-Term Equity Incentive Plan	215,560	$27.54	-
Evans Bancorp, Inc 2013 Employee Stock Purchase Plan	-	-	92,411
Total	215,560	$27.54	405,840

(1) This column excludes shares reflected under the column “Number of Securities to be issued upon exercise of outstanding options.”

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's officers and directors, the Company believes that during or with respect to fiscal year 2019, all reports required by Section 16(a) of the Exchange Act were timely filed.

PROPOSAL I – ELECTION OF DIRECTORS

The Company's bylaws provide for a classified board of directors, with three classes of directors, each nearly as equal in number as possible.  Each class serves for a three-year term, and one class is elected each year.  The Board of Directors is authorized by the Company's bylaws to fix from time to time, the number of directors that constitute the whole Board of Directors.  The Board size has been set at thirteen members.  The nominees for director at the 2020 Annual Meeting are: Michael A. Battle, James E. Biddle, Jr., Jody L. Lomeo, and Nora B. Sullivan, for terms to expire at the 2023 Annual Meeting and until their successors are duly elected and qualified.

The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve, if elected. In the event that any nominee for director becomes unavailable and a vacancy exists, it is intended that the Corporate Governance and Nominating Committee of the Board of Directors will recommend a substitute nominee for approval by the Board of Directors.

Required Vote

Under New York law and the Company’s bylaws, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the votes cast at a meeting at which a quorum is present.  Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.  This means that, for Proposal I, the four director nominees identified in this Proxy Statement will be elected if they receive more affirmative votes than any other nominees.  Votes to withhold in an uncontested election and broker non-votes will have no effect on the outcome of this vote.

Unless otherwise directed, the persons named in the proxy card intend to vote shares as to which proxies are received “FOR” the director nominees: Michael A. Battle, James E. Biddle, Jr., Jody L. Lomeo, and Nora B Sullivan.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

INFORMATION REGARDING DIRECTORS, DIRECTOR NOMINEES

AND EXECUTIVE OFFICERS

The following tables set forth the names, ages, and positions of the director nominees, the directors continuing in office, and the executive officers of the Company:

Nominees for Director:

Name	Age	Position	Term to Expire	Independent*
Michael A. Battle	64	Director	2023	Yes
James E. Biddle, Jr.	58	Director	2023	Yes
Jody L. Lomeo	51	Director	2023	Yes
Nora B. Sullivan	62	Director	2023	Yes

* Independence has been determined by the Company’s Board of Directors in accordance with the listing rules of NYSE American.

Directors Continuing in Office and Executive Officers:

Name	Age	Position	Term Expires	Independent*
Robert G. Miller, Jr. **	63	Director	2021	No
Kimberley A. Minkel	54	Director	2021	Yes
David J. Nasca †	62	Director	2022	No
		President and Chief Executive Officer of the
		Company
		President and Chief Executive Officer of
		Evans Bank, N.A.
Christina P. Orsi	48	Director	2021	Yes
David R. Pfalzgraf, Jr.	50	Director	2022	Yes
Michael J. Rogers	62	Director	2021	Yes
Oliver H. Sommer	52	Director	2021	Yes
Thomas H. Waring, Jr.	62	Director	2022	Yes
Lee C. Wortham	62	Director	2022	Yes
John B. Connerton †	53	Treasurer of the Company	---	---
		Chief Financial Officer of Evans Bank, N.A.
Aaron M. Whitehouse †	49	President of The Evans Agency, LLC	---	---

† Executive Officer

* Independence has been determined by the Company’s Board of Directors in accordance with the listing rules of NYSE American.

**Mr. Miller, retired from the positions of Secretary of the Company, President of The Evans Agency, LLC, and Executive Vice President of Evans Bank, N.A. effective March 29, 2019.  Mr. Miller continues to serve as a director of the Company.

Directors, Director Nominees and Executive Officer Information.

Set forth below are the biographies of (1) each of the nominees and continuing directors containing information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company, and (2) the executive officers of the Company.

Nominees for Director

Mr. Battle has been a director of the Company since August 2016.  He has been a partner of the Washington, DC office of Barnes & Thornburg LLP, specializing in white collar criminal defense, as a member of the firm’s Litigation Department since April 2016.  Mr. Battle’s practice focuses on commercial and civil litigation, white collar criminal matters, and appeals.  Prior to his role with Barnes & Thornburg, Mr. Battle was a senior partner of Schlam, Stone & Dolan LLP from 2010 – April 2016 and was a partner of Fulbright & Jaworski LLP from 2007 – 2010.  He was Director of the Executive Office for United States Attorneys from 2005 – 2007, providing administrative oversight of all 93 United States Attorneys and serving as a liaison between the United States Attorneys and the Justice Department and other federal agencies.  Mr. Battle served as United States Attorney with the United States Attorney’s Office, Western District of New York, from 2002 – 2005.  From 1996 – 2002, he was appointed by Governor George Pataki (and subsequently elected) to serve as Judge for Erie County Family Court, providing rulings in thousands of family-law and matrimonial cases.  Mr. Battle served as Attorney in Charge with the New York State Attorney’s Office, Buffalo Regional Office, from 1995 – 1996.  He was the Assistant Federal Defender with the Federal Defender’s Office, Western New York, from 1992 – 1995 and Assistant United States Attorney with the United States Attorney’s Office, Western District of New York, from 1985 – 1992.  Mr. Battle began his career as an Attorney with the Legal Aid Society of New York, Civil Division, from 1981 – 1985.  We believe that Mr. Battle’s wide-ranging and extensive legal and governance experience make him a valuable member of our Board and its Enterprise Risk Committee and Corporate Governance and Nominating Committee.

Mr. Biddle has been a director of the Company since 2001.  He has served as the Chairman and Treasurer of Mader Construction Co., Inc., since 2001.  Mr. Biddle also has served as the Chief Financial Officer of Bullis Investors, LLC, since 2007.  In addition, Mr. Biddle has served as the Vice President and Treasurer of Arric Corp., an environmental remediation company, since 1989.  Mr. Biddle has extensive experience in the construction sector, an attribute that enables him to assist the Board in understanding the opportunities and risks of a large component of our loan portfolio.  In addition, his experience as a treasurer provides the Board with skills in assessing risk and exercising diligence, which are functions relevant to his service on the Board’s Enterprise Risk Committee.  We believe that Mr. Biddle’s work in the construction industry, his continuing executive experience, and his proven financial acumen make him a very valuable member of our Board and its Audit Committee and Enterprise Risk Committee.

Mr.  Lomeo has been a director of the Company since April 2017.  He has been the President and Chief Executive Officer of Kaleida Health, a healthcare provider in Western New York, since April of 2014 and served as interim CEO from January 2014 - February 2014.  In addition to Kaleida Health, since 2014 he has served as the President and Chief Executive Officer of the Great Lakes Health System of Western New York, the parent organization responsible for integrating the clinical activities of Kaleida Health, Erie County Medical Center Corporation (ECMC), University at Buffalo and the Center for Hospice & Palliative Care.  Mr. Lomeo served as CEO of ECMC from 2009 - 2014.  We believe Mr. Lomeo’s significant executive experience and community leadership qualify him to serve as an integral member of our Board of Directors and its Corporate Governance and Nominating Committee and Human Resource and Compensation Committee.

Ms. Sullivan has been a director since 2013.  She is President of Sullivan Capital Partners, LLC, a financial services company providing investment banking and consulting services to closely-held private businesses.  Ms. Sullivan focuses on strategic planning, mergers and acquisitions, and governance matters.  Prior to founding Sullivan Capital Partners in 2004, Ms. Sullivan worked for Citigroup Private Bank from 2000 to

2004, providing wealth management and private equity services to high net worth clients.  From 1995 to 1999, Ms. Sullivan was Executive Vice President of Rand Capital Corporation, a publicly traded closed-end investment management company providing capital and managerial expertise to small and mid-size businesses.  Ms. Sullivan began her career in the legal profession where she held various positions with significant legal responsibility and acquired a solid foundation in corporate related matters and business transactions. In 2015, Ms. Sullivan joined the board of directors of 22nd Century Group, Inc. a publicly traded company that is in the plant biotechnology industry and is a leader in tobacco harm reduction. She is currently and has been a member of the board of directors of several privately held businesses, working closely with fellow board members, management and ownership on strategic planning initiatives, developing exit strategies and implementing sound governance practices.  We believe Ms. Sullivan’s unique combination of legal experience and financial services expertise qualifies her to serve on our Board of Directors, and as a member of the Board’s Audit Committee and Corporate Governance and Nominating Committee.

Directors Continuing in Office and Executive Officers

Mr. Miller has been a director of the Company since 2001.  On March 29, 2019 Mr. Miller retired from the positions of Secretary of the Company, President of The Evans Agency, LLC (“TEA”), an indirect wholly-owned subsidiary of the Company, and Executive Vice President of Evans Bank, N.A (the “Bank”).  Prior to retirement Mr. Miller served as the Secretary of the Company since April 2010, the President of TEA since 2000 and as Executive Vice President of Evans Bank, N.A. since December 2009.  He also has served as the President of Evans National Financial Services, LLC, a wholly-owned subsidiary of the Company, since May 2002.  Mr. Miller’s substantial experience in the financial services industry gives him a solid foundation from which to advise the Board with respect to financial service acquisition opportunities, and his experience overseeing a financial sales force provides him with a practical background on matters such as developing strategies to succeed in a highly competitive marketplace.

Ms. Minkel has been President and Executive Director of the Niagara Frontier Transportation Authority (“NFTA”) since 2010.  Ms. Minkel is responsible for managing a transportation system including light rail, bus, paratransit, and two airports within Western New York.  Ms. Minkel manages an annual $235 million operating and capital budget that provides efficient and professional transportation services while engaging with board members, over 1,600 employees, stakeholders, and the general public in a manner consistent with the needs of a diverse community.  Before her role as President and Executive Director of the NFTA, Ms. Minkel served as Director of Risk, Health, Safety, and Environmental Quality for the NFTA.  In this role, she provided functional leadership within the areas of risk management including loss control, environmental, and safety.  We believe Ms. Minkel’s extensive executive experience and community leadership qualify her to serve on our Board of Directors and its Human Resource and Compensation Committee and Enterprise Risk Committee.

Mr. Nasca has been a director of the Company since 2006.  Mr. Nasca also serves as the President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Bank.  He has held the position of President of the Company and the Bank since 2006, and Chief Executive Officer of the Company and the Bank since 2007.  Mr. Nasca served as Chief Operating Officer of LifeStage, LLC, a health care services startup company, from October 2005 to August 2006.  From June 2004 to July 2005, Mr. Nasca served as Executive Vice President of Strategic Initiatives of First Niagara Financial Group.  Mr. Nasca held the position of Executive Vice President, Consumer Banking Group, Central New York Regional Executive of First Niagara Financial Group from June 2002 through June 2004.  From October 2000 to June 2002, Mr. Nasca served as President and CEO of Iroquois Financial, Inc. and Cayuga Bank which were wholly owned by First Niagara Financial Group.  Mr. Nasca serves as President and CEO of the Company and the Bank pursuant to an employment agreement with the Company and the Bank.  As President and CEO, Mr. Nasca provides our Board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges and opportunities.  The Board has determined that Mr. Nasca’s significant experience in the banking industry over the past 30 years, including operational, financial, and executive roles, as well as his unique perspective as leader of our management team, qualifies him for service as a member of our Board of Directors.

Ms. Orsi has been Associate Vice President of the Office of Economic Development for the University at Buffalo (“UB”) since 2015.  In this role, Ms. Orsi leads UB’s Business and Entrepreneur Partnership with a focus on connecting business with UB faculty for collaboration on research and development; enabling business access to programs like START UP NY to help companies grow in New York State; and supporting the commercialization of faculty inventions to move the from idea to market.  From 2007-2015, Ms. Orsi was the Executive Director of the Regional Economic Development Council and Regional Director for Western New York for the Empire State Development Corporation.  In this role, Ms. Orsi provided strategic direction for the Regional Economic Development Council, established collaboration among diverse leaders throughout Buffalo Niagara, and led implementation of the Buffalo Billion Investment Strategy.  We believe that Ms. Orsi’s extensive knowledge of economic development programs, private sector policy issues, and government agencies at the state, regional, and municipal levels qualify her to serve on our Board of Directors and its Audit Committee and its Human Resource and Compensation Committee.

Mr. Pfalzgraf has been a director of the Company since 2014.  He has been a Managing Partner of Rupp, Baase, Pfalzgraf, Cunningham LLC, a law firm specializing in private business enterprises ranging from closely-held family businesses to multi-national corporations, since April 2000.  Mr. Pfalzgraf leads the firm’s corporate practice group, working primarily with private business enterprises ranging from closely-held family businesses to multi-national corporations.  He assists clients with all corporate needs including business formations, restructurings, mergers and acquisitions, financing and investment, development, labor and employment issues, and commercial transactions.  Mr. Pfalzgraf’s extensive legal and business experience makes him a valuable member of our Board of Directors, to serve as Chairman of its Corporate Governance and Nominating Committee, and to serve as a member of the Human Resource and Compensation Committee.

Mr. Rogers has been a director of the Company since 2011.  He is a certified public accountant in New York State and the managing member of a real estate development company, Oakgrove Development, LLC, a position he has held since 2009.  Mr. Rogers was the Executive Vice President and Chief Financial Officer of Great Lakes Bancorp, Inc., the parent company of Greater Buffalo Savings Bank, from 2006 to 2008.  From 2004 to 2006, Mr. Rogers worked as an independent consultant, principally on Sarbanes-Oxley initiatives and business rationalization reviews.  Mr. Rogers worked at KPMG LLP, a leading accounting firm, from 1984 to 2004, serving as an audit partner from 1995 to 2004.  In his role as an auditor at KPMG LLP, Mr. Rogers worked on several engagements for financial institutions, particularly banks.  His many years of experience have provided Mr. Rogers with a very strong knowledge base on the banking industry.  His previous roles as an audit partner, SEC reviewing partner, and CFO also demonstrate his high level of competence in the areas of finance and accounting in general, and SEC reporting in particular, qualify him to be our Audit Committee Chairman and a member of the Board’s Enterprise Risk Committee, and provide the Board an additional expert on these matters in an increasingly complex regulatory environment.

Mr. Sommer has been a director of the Company since April 2017 and has been Vice Chairman of the Board since April 2018.  He has been a partner with The River Group, a management consulting firm assisting CEOs and senior executive transform their organizations and leaders in order to achieve strategic intent, since July 2013.  His role includes leading the marketing, business development, practice development, client engagement management, infrastructure establishment, and recruiting efforts.  Prior to his role with The River Group, Mr. Sommer was Executive Vice President, Corporate Development, with First Niagara Financial Group, Inc. (now part of KeyCorp.) from 2010 – 2013, providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts.  Mr. Sommer was the President of Aston Associates / Aston Strategic Capital, a boutique advisory firm for financial institutions and their investors, from 2004 – 2010, and Managing Director from 1996 – 2003.  We believe Mr. Sommer’s extensive experience in the financial services industry in a variety of roles, but in particular in corporate strategy and development, make him well-qualified to serve on our Board of Directors and to serve as Chairman of its Enterprise Risk Committee, and to serve as a member of the Corporate Governance and Nominating Committee.

Mr. Waring has been a director of the Company since 1998.  He has owned and managed Waring Financial Group, a financial planning, insurance and financial services and sales firm since 1996.  Waring Financial

Group was renamed GCW Risk and Benefit Solutions LLC in 2016.  Mr. Waring is the majority member of GCW Capital, LLC, a fee only independent registered investment advisory entity formed in August 2014 and registered with the SEC.  He has also been the managing member of Family & Business Directions, LLC, a fee-based consulting business serving family-held and closely-held business owners, their families, and key executives, since 2010.  Mr. Waring’s financial services experience provides the Board with a deeper understanding of the products and services which the Company needs to provide in the marketplace to remain competitive, as well as the delivery of those products and services.  Mr. Waring frequently advises high net worth individuals, family business owners and closely-held business owners.  He is experienced in providing strategic planning and development advice, including designing and implementing executive and key employee benefits.  We believe that Mr. Waring’s qualifications to serve on our Board of Directors, as Chairman of the Human Resource and Compensation Committee and as a member of the Board’s Corporate Governance and Nominating Committee include his extensive sales and marketing experience with a financial services company, as well as his executive leadership and management experience.

Mr. Wortham has been a director of the Company since 2011 and has served as Chairman since April 2018.  He has been a Partner and COO at Barrantys LLC, a consultant and service provider to wealthy families and family offices, since 2007.  Prior to his role with Barrantys, Mr. Wortham was an Executive Vice President of First Niagara Financial Group from 2005 to 2007, where his responsibilities included wealth management, risk management, and corporate marketing.  From 1999 to 2005, Mr. Wortham was the Executive Vice President of Global Private Client Services, Product Development, and Central Operations for The Bank of New York.  Mr. Wortham held several positions at Chase Manhattan Bank and Chemical Bank (currently JP Morgan Chase & Co.) from 1985 to 1999, including leading the Global Private Bank’s activities in Europe, the Middle East, and Africa while based in London, England.  He started his career at M&T Bank in retail banking from 1980 to 1985.  In 2018, Mr. Wortham joined the board of directors of Albany International Corp, a publicly traded global advanced textiles and materials processing company.  Mr. Wortham’s extensive experience in the financial services industry makes him a valuable member of our Board, and its Audit, Human Resource and Compensation, Corporate Governance and Nominating, and Enterprise Risk Committees.  His expertise has been valuable in helping the Board evaluate the Company’s strategies to diversify its product offerings and revenue streams as a growing and competitive financial institution.

Mr. Connerton was appointed Treasurer of the Company and Chief Financial Officer of the Bank on November 30, 2015.  Prior to his appointment as Treasurer of the Company he had served as Principal Accounting Officer of the Company between 2002 and 2010 and again between 2013 and 2015. He has also served as Senior Vice President and Treasurer of the Bank since 2010.  Prior to joining the Company, Mr. Connerton was a Senior Auditor specializing in auditing and consulting for banking, healthcare and manufacturing clients at Deloitte & Touche LLP.

Mr. Whitehouse was appointed President of The Evans Agency, LLC., a wholly owned subsidiary of Evans Bank, on September 1, 2019.  Prior to his appointment as President, he served as Chief Operating Officer between 2018 and 2019.    He joined the Company in 2018 when Evans acquired Richardson & Stout, Inc., an independent insurance agency he co-owned since 1998.   He is currently responsible for the overall leadership and strategic direction of the agency which includes Property and Casualty functions, Employee Benefits, and Frontier Claims.

CORPORATE GOVERNANCE

Independence of Directors

A majority of the Board of Directors, and all members of the Audit, Human Resource and Compensation, and Corporate Governance and Nominating Committees, are independent, as affirmatively determined by the Board, consistent with the criteria established by NYSE American and as required by our bylaws.

The Board has conducted an annual review of director independence for all current nominees for election as directors and all continuing directors.  During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and principal shareholders, including those of the type described below under “Transactions with Related Persons.”  The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates.  The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the nominees Michael A. Battle, James E. Biddle, Jr., Jody L. Lomeo, and Nora B. Sullivan meet the Company’s standard of independence, as do the following continuing directors: Kimberley A. Minkel, Christina P. Orsi, David R. Pfalzgraf, Jr.,  Michael J. Rogers, Oliver H. Sommer, Thomas H. Waring, Jr., and Lee C. Wortham.  As an executive officer of the Company, David J. Nasca has been determined not to be independent.   As a previous executive officer of the Company, Robert G. Miller, Jr. has been determined not to be independent.

Leadership Structure.  Lee C. Wortham has served as Chairman of the Company’s Board of Directors since April 2018.  In his capacity as Chairman, Mr. Wortham chairs meetings of the Board and executive sessions of the Board, coordinates the activities of the other independent directors, and performs such other duties and responsibilities as the Board of Directors may determine.  These duties also include chairing meetings of the Company’s shareholders, overseeing the preparation of agendas for meetings of the Board, keeping directors informed through the timely distribution of information and reports, maintaining contact with the Company’s CEO between meetings to stay current on developments and to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the CEO with respect to sensitive issues, and other matters.

We separated the positions of Chairman and CEO in 2001.  While the separation of these positions is not required by our bylaws, we believe that it is the most appropriate leadership structure for us at this time.  We believe that it is advantageous to separate the two positions in order to provide for independent director control over Board agenda and information flow, encourage open and lively communication between the independent directors and management, and to help balance the leadership of the Board.

Board of Directors Stock Ownership. Upon his or her first election or appointment to the Board of Directors, a new director must hold, or must obtain within 60 calendar days after such election or appointment, not less than $10,000 aggregate market value of the Company's common stock, based on the trailing 365-day average price.  A new director has a period of 5 years from the beginning of such director’s term of office to obtain the required $50,000 aggregate market value of the Company’s common stock.  The value of a new director’s qualifying shares at the beginning of his or her term in office will be determined as of the date purchased or the date on which the individual becomes a director, whichever value is greater.  As of the date of this Proxy Statement, all directors are in compliance with the Board of Directors stock ownership requirements.  Our Insider Trading Policy prohibits directors, officers and employees from engaging in any hedging or monetization transactions involving Evans Bancorp securities.

Oversight of Risk Management.  In 2017, the Board of Directors established an Enterprise Risk Committee (“ERC”), which is responsible for overseeing and approving company-wide risk management practices throughout the Company, overseeing management’s risk assessment process and risk management infrastructure, reviewing management’s risk-management framework in the context of the Company’s size and business activities, and advising on risks that the Company may face. The ERC will review and discuss with management, at least annually, the Company’s risk governance structure and the Company’s risk management and risk assessment guidelines and policies regarding market, credit, operations, liquidity, funding, reputation, cybersecurity and franchise risk, and the Company’s risk tolerance. The ERC will review at least quarterly the major risk exposures of the Company and its business units against established risk management methodologies and targets. The Board’s role in the Company’s risk oversight process includes receiving reports, at least quarterly, from members of senior management on areas of material risk to the Company, including operational, financial, credit, liquidity, legal and regulatory, and strategic and reputational risks.  The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.  When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting.  This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  The Board’s role in the Company’s risk oversight process has not directly impacted its leadership structure.

Compensation Risk.  The Human Resource and Compensation Committee considers risk and its influence on the Company's compensation programs. This Committee reviews each compensation element individually and in the aggregate to ensure that the overall compensation program provides a balanced perspective that ultimately aligns pay with performance while also ensuring bonus / incentive programs do not motivate inappropriate risk-taking.  Equity award levels and practices are set to foster shared interests between management and shareholders, but are not considered by the Committee to be at levels that would drive inappropriate behavior. In the Committee's judgment, the compensation policies and practices of the Company do not give rise to material risks.

In addition, the Company is subject to guidance issued by the FDIC, the FRB and the OCC designed to ensure that incentive compensation arrangements at banking organizations appropriately tie rewards to longer-term performance and do not undermine the safety and soundness of the firm or create undue risks to the financial system.  This guidance embodies three core principles, which are: (1) incentive compensation arrangements at a banking organization should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks; (2) these arrangements should be compatible with effective controls and risk management, and (3) these arrangements should be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.  We believe that our incentive compensation programs are in compliance with this guidance.

Policy for Director Attendance at Annual Meeting.  It is the policy of the Company that all directors be present at the Annual Meeting, barring unforeseen or extenuating circumstances.  All directors who were then serving were present at the Company’s 2019 Annual Meeting, except for Michael A. Battle, Jody L. Lomeo, Kimberley A. Minkel, and Christina P. Orsi.

Shareholder Communications with the Board of Directors.  Shareholders and other parties interested in communicating directly with the Company’s Board of Directors may do so by writing to the Evans Bancorp, Inc. Board of Directors, One Grimsby Drive, Hamburg, NY 14075.  All correspondence received under this process is compiled and summarized by the Executive Assistant to the President and Chief Executive Officer of the Company and presented to the Board of Directors, in accordance with our Policy for Communication to the Board of Directors.  Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee, as set forth in our Employee Complaint Procedure for Accounting and Auditing Matters.  Each of these policies is available in the Governance Documents section of the Company’s website (www.evansbancorp.com), which can be found by clicking on “About Us”, then “Investor Relations”, then “Governance Documents” under the “Corporate Overview” tab.

Code of Ethics for Chief Executive Officer and Principal Financial Officers.  The Company has a "Chief Executive Officer/Treasurer/Controller Code of Ethics," which is applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer.  The "Chief Executive Officer/Treasurer/Controller Code of Ethics" is available in the Governance Documents section of the Company’s website (www.evansbancorp.com), which can be found by clicking on “About Us”, then “Investor Relations”, then “Governance Documents” under the “Corporate Overview” tab.  The Company intends to post amendments to or waivers from its code of ethics at this location on its website.

Board Meetings and Attendance at Board of Director and Committee Meetings.  The Company’s Board of Directors met fourteen times during fiscal 2019, including one strategic planning meeting.  Each incumbent director, except Michael A. Battle, attended at least 75% of the aggregate of: (1) all meetings of the Company’s Board of Directors (held during the period for which he or she served as a director) and (2) all meetings held by the committees of the Company’s Board of Directors on which he or she served (during the periods that he or she served).  Mr. Battle was unable to attend certain meetings of the Board of Directors and committees on which he served due to required business travel overseas.  In an abundance of caution, the Company determined it was prudent for Mr. Battle to not participate in meetings via teleconference or video conference during these travel periods due to the risk of potential cyber security or proprietary risk.

Availability of Committee Charters and Other Corporate Governance Documents.  Current copies of the written charters for the Audit Committee, the Human Resource and Compensation Committee, and the Corporate Governance and Nominating Committee, copies of the Company's "Chief Executive Officer/Treasurer/Controller Code of Ethics" and the "Code of Conduct," the "Policy for Communication to the Board of Directors," and the “Employee Complaint Procedure for Accounting and Auditing Matters” are available in the Governance Documents section of the Company's website (www.evansbancorp.com), which can be found by clicking on “About Us”, then “Investor Relations”, then “Governance Documents” under the “Corporate Overview” tab.

BOARD OF DIRECTOR COMMITTEES

The Company’s Board of Directors has four outstanding committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Human Resource and Compensation Committee and the Enterprise Risk Committee.  The members of each committee have been nominated by the Chairman of the Board of Directors and approved by the full Board.  The names of the members of the Audit Committee, the Human Resource and Compensation Committee, and the Corporate Governance and Nominating Committee, together with a brief description of their functions, are set forth below.

Audit Committee:

Michael J. Rogers, Chairman	Nora B. Sullivan
James E. Biddle, Jr.	Lee C. Wortham
Christina P. Orsi

The Audit Committee met five times during fiscal 2019.  The Audit Committee is responsible for reviewing the financial information of the Company that will be provided to shareholders and others, overseeing the systems of internal controls which management and the Board of Directors have established, selecting and monitoring the performance of the Company’s independent auditors, and overseeing the Company’s audit and financial reporting processes.  The Board of Directors has determined that James E. Biddle, Jr., Michael J. Rogers, Nora B. Sullivan and Lee C. Wortham each qualify as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.  Each member of the Audit Committee is an "independent director" in accordance with applicable NYSE American listing requirements, including the heightened independence requirements applicable to Audit Committee members, and Rule 10A-3(b)(1) under the Exchange Act.  The Board of Directors has adopted an Audit Committee Charter, which is available in the Governance Documents section of the Company's website at www.evansbancorp.com, which can be found by clicking on “About Us”, then “Investor Relations”, then “Governance Documents” under the “Corporate Overview” tab.

Human Resource and Compensation Committee:

Thomas H. Waring, Jr., Chairman	David R. Pfalzgraf, Jr.
Jody L. Lomeo	Christina P. Orsi
Kimberley A. Minkel	Lee C. Wortham

The Human Resource and Compensation Committee met five times during fiscal 2019.  The Human Resource and Compensation Committee is responsible for administering the Company’s 2019 Long-Term Equity Incentive Plan and awarding new grants thereunder, for administering the Evans Excels Performance Incentive Plan, the Employee Stock Purchase Plan, the Executive Severance Plan, the SERP Plans (defined below), the Deferred Compensation Plan, and the Executive Incentive Retirement Plan, for making such determinations and recommendations as the Human Resource and Compensation Committee deems necessary or appropriate regarding the remuneration and benefits of employees of the Company and its subsidiaries, and, in addition, for reviewing with management the Compensation Discussion and Analysis and providing a report recommending to the Board of Directors whether the Compensation Discussion and Analysis should be included in the Proxy Statement.

The Human Resource and Compensation Committee has the authority to act on behalf of the Board of Directors in setting compensation policy, administering Board or shareholder approved compensation plans, approving benefit programs and making decisions for the Board with respect to compensation of senior management.  Except as otherwise required by the applicable rules of the SEC or the NYSE American, the Human Resource and Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resource and Compensation Committee, the Board or members of management.  As discussed in more detail below under “Compensation Discussion and Analysis,” the Company’s executive officers may attend Human Resource and Compensation Committee meetings to present data and analysis and to make recommendations regarding compensation, benefit plans and promotions for executive officers other than the President and CEO.  The Human Resource and Compensation Committee, on an annual basis, reviews and approves corporate goals and objectives relevant to CEO and other officer compensation, evaluates the performance of the CEO and the other executive officers in light of those goals and objectives, and determines and recommends compensation levels for the CEO and the other executive officers to the full Board of Directors based on this evaluation.

The Human Resource and Compensation Committee also has the authority to review and recommend to the full Board for approval director compensation, including board fees, committee fees and additional compensation, including awards of restricted stock and stock options.

In carrying out its duties, the Human Resource and Compensation Committee has the authority to retain, at the Company’s expense, to oversee the work of, and to terminate, a compensation consultant.  The Human Resource and Compensation Committee also has the authority to retain independent counsel and other advisors at the Company’s expense.  During 2019, the Human Resource and Compensation Committee engaged McLagan of Aon Plc (“McLagan”), an independent firm, to provide recommendations with respect to associate level short term incentive compensation plan design and advisement on CEO employment agreement trends and industry best practices for similar sized publicly held Community Banks.  The material elements of the instructions given to the compensation consultant, and its recommendations, are discussed below under “Executive Compensation”.

The Human Resource and Compensation Committee reviews and re-approves, on an annual basis, its committee charter and the Company’s executive compensation philosophy, which is described in greater detail below.  The Human Resource and Compensation Committee also conducts an annual self-assessment to confirm the Human Resource and Compensation Committee’s satisfactory completion of its responsibilities under its committee charter.  As a result of its 2019 self-assessment, the Human Resource and Compensation Committee concluded that it was meeting its objectives as set forth in its committee charter.

The Board of Directors has determined that each of the members of the Human Resource and Compensation Committee is an “independent director,” in accordance with applicable NYSE American listing requirements, including the heightened independence requirements applicable to compensation committee members.  The Board of Directors has adopted a Human Resource and Compensation Committee Charter, which is available on the Company’s website at www.evansbancorp.com, by clicking on “About Us”, then “Investor Relations”, then “Governance Documents” under the “Corporate Overview” tab.

Corporate Governance and Nominating Committee:

David R. Pfalzgraf, Jr., Chairman	Thomas H. Waring, Jr.
Nora B. Sullivan	Jody L. Lomeo
Oliver H. Sommer	Michael A. Battle
Lee C. Wortham

The Corporate Governance and Nominating Committee met four times during fiscal 2019.  Its purpose is to assist the Board in developing and implementing corporate governance guidelines for the Company, and to provide oversight of the corporate governance affairs of the Company, including strategic planning.  It is also charged with the responsibility of identifying and recommending to the Board candidates for director nominees to be presented to the shareholders for their consideration at the Annual Meetings of Shareholders, and to fill vacancies on the Board of Directors.  The director nominees for the Annual Meeting were selected by a majority of the independent directors of the full Board.  The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is an "independent director," in accordance with applicable NYSE American listing requirements. The Board of Directors has adopted a Corporate Governance and Nominating Committee Charter, which is available in the Governance Documents section of the Company’s website at www.evansbancorp.com, which can be found by clicking on “About Us”, then “Investor Relations”, then “Governance Documents” under the “Corporate Overview” tab.

The Company's bylaws set out the procedure to be followed by shareholders desiring to nominate directors for consideration at an annual meeting of shareholders.  Under the Company's bylaws, shareholder director nominations must be submitted to the Secretary of the Company in writing not less than 14 days nor more than 50 days immediately preceding the date of the annual meeting.  If less than 21 days’ notice of the annual meeting is given to shareholders, nominations must be mailed or delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.  Such notification must contain the following information to the extent known by the notifying shareholder: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of common stock of the Company owned by the notifying shareholder.  Candidates for nomination to the Board of Directors must meet criteria established from time to time by the Board of Directors or a duly authorized committee of the Board.   Additionally, the Company's bylaws require that, in order to serve as a director of the Company, an individual must be less than 70 years of age.  The Company’s bylaws provide that a Director who obtains the age of seventy (70) years old during his or her term as a Director may remain in office through the expiration of his or her term.  Nominations not made in accordance with the bylaws of the Company may be disregarded by the presiding officer of the meeting, in his or her discretion, and upon his or her instruction, the inspectors of election may disregard all votes cast for each such nominee.  However, in the event that any such nominee is nominated by more than one shareholder, the nomination shall be honored, and all votes cast in favor of such nominee shall be counted if at least one nomination for that person complies with the provisions of the bylaws of the Company.

The process whereby the Corporate Governance and Nominating Committee identifies director candidates may include identification of individuals well-known in the community in which the Company operates and individuals recommended to the Corporate Governance and Nominating Committee by current directors or officers who know those individuals through business or other professional relationships, as well as recommendations of individuals to the Corporate Governance and Nominating Committee by shareholders and customers. The Company has not historically received director candidate recommendations from its shareholders.  However, the Corporate Governance and Nominating Committee will consider qualified nominees recommended by shareholders, and there is no difference in the manner in which the Corporate Governance and Nominating Committee will evaluate director candidates recommended by shareholders, as opposed to director candidates presented for consideration to the Corporate Governance and Nominating Committee by directors, officers or otherwise.  The Corporate Governance and Nominating Committee, in conjunction with the CEO, maintains a list of potential director candidates based upon community reputation and contacts, record of accomplishments, and skill set.  Additionally, the Corporate Governance and Nominating Committee reviews committee and Board assessments for competencies and needs and seeks to identify candidates that will assist in the continued development and enhancement of the Board of Directors.  In its evaluation of prospective director candidates, the Corporate Governance and Nominating Committee considers an individual's independence (as defined in the listing rules of the NYSE American), as well as his or her skills and experience relative to the needs of the Company.  Director candidates meet personally with the members of the Corporate Governance and Nominating Committee and are interviewed to determine their satisfaction of the criteria referred to above.  Although the Company has no policy regarding diversity, the charter of the Corporate Governance and Nominating Committee provides that diversity is one of the criteria it may consider when selecting individuals to recommend for Board membership, together with independence, sound judgment, skill, integrity, willingness to make the required time commitment, understanding of financial statements and knowledge of and experience in the Company’s and its subsidiaries’ businesses, and the interplay of a candidate’s experience with the experience of other members of the Board of Directors.

DIRECTOR COMPENSATION

Director Compensation Philosophy.  The Company’s director compensation program is designed to provide a compensation amount and structure that will attract and retain highly competent, skilled and engaged individuals for Board service.  In order to ensure that its director compensation program remains competitive but appropriate, the Human Resource and Compensation Committee reviews director compensation, on an annual basis, against the same proxy peer group as that used in the review of executive compensation, as described below under “Executive Compensation – Compensation Discussion and Analysis – Role of Compensation Consultants.  The desired total director compensation is at the 50th percentile of the proxy peer group and is delivered in both cash and equity.  While many of the companies in our proxy peer group do not rely on equity compensation for their directors, the Human Resource and Compensation Committee believes that using a mix of cash and equity compensation aligns director compensation with long term shareholder value, while at the same time providing directors with an appropriate compensation for their service.

Director Fees.  Each director of the Company also serves as a member of the Board of Directors of the Bank. Non-employee directors do not receive compensation for attending meetings of the Bank’s Board, but do receive committee meeting fees.  It is the policy of the Board that employee directors are not paid for their service on the Company's or the Bank's Board of Directors in addition to their regular employee compensation.

During fiscal 2019:

•Non-employee directors were paid a retainer at the rate of $1,458 in cash, payable on a monthly basis, and $1,458 per month in shares of restricted stock payable as a lump sum grant equal to $17,500 at the February board meeting.  The number of shares of restricted stock awarded is calculated by dividing $17,500 by the closing price for a share of the Company’s common stock on the NYSE American on the date of grant.  In February 2019, each non-employee director received a grant of 494 shares of restricted stock, at a grant date fair value of $35.45 per share, for service during 2019.  In April of 2019, Mr. Miller received a grant of 364 shares of restricted stock at a grant date fair value of $36.05 for service as a non-employee director for the remainder of 2019.  Each restricted stock grant vests 100% on the first anniversary of the grant date, subject to full acceleration of vesting upon an individual’s death, disability, retirement or involuntary termination in connection with a change in control of the Company.  Vesting of restricted stock grants is accelerated on a pro-rated basis upon the individual’s resignation.

•Non-employee directors were paid an annual cash retainer fee per committee as follows, with the fee paid over the course of the year in 12 equal monthly installments. In recognition of their heightened responsibilities, each committee chairperson is entitled to an annual retainer as described below.  Members of the Enterprise Risk Committee did not receive an annual retainer and instead were paid per meeting attended, as set forth below.

•	Audit Committee: Chairperson $6,750, Member $3,750
•	Human Resources and Compensation Committee: Chairperson $4,750, Member $3,150
•	Corporate Governance and Nominating Committee: Chairperson $3,350, Member $2,150
•	Enterprise Risk Committee: Chairperson $800 per meeting, Member $600 per meeting

•Non-employee directors received $600 for attendance at a strategic planning meeting held outside of normal monthly Board meetings and regular committee meetings.

•In addition to the annual service fee described above and Board meeting fees, the individual serving as Chairman of the Company’s Board of Directors and the Bank’s Board of Directors is entitled to receive an annual fee of $40,000.  He or she does not receive committee meeting fees while serving as Chairman.

•In addition to the annual service fee described above and Board and committee meeting fees, the individual serving as Vice Chairman of the Company’s Board of Directors and the Bank’s Board of Directors is entitled to receive an annual fee of $5,000.

Director Compensation.  The following table provides information with regard to the compensation paid to the Company's non-employee directors for their service during the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (4)	Total ($)
Michael A. Battle	27,008	17,512	-	44,520
James E. Biddle, Jr.	31,012	17,512	10,499	59,023
Jody L. Lomeo	23,319	17,512	-	40,831
Robert G. Miller, Jr. (5)	19,725	13,122		32,847
Kimberley A. Minkel	26,612	17,512	-	44,124
Christina P. Orsi	25,599	17,512	-	43,111
David R. Pfalzgraf, Jr.	24,482	17,512	-	41,994
Michael J. Rogers	33,375	17,512	-	50,887
Oliver H. Sommer	36,008	17,512	-	53,520
Nora B. Sullivan	23,919	17,512	-	41,431
Thomas H. Waring, Jr.	24,886	17,512	1,099	43,497
Lee C. Wortham	57,500	17,512	-	75,012

(1)Includes the aggregate amount of the cash retainer, plus all committee and/or chairmanship fees and meeting fees paid to each director for service in 2019.

(2)Reflects the fair value of the awards at grant date, in accordance with FASB ASC Topic 718 for financial statement reporting purposes.  For additional information as to the assumptions made in valuation, see Note 12 to the financial statements filed with the SEC in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.  Amounts shown in the table are based on the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that may be realized by the directors.

(3) The following reflects all equity awards granted to each director that were outstanding as of December 31, 2019:

Name	Stock Awards (#)
Michael A. Battle	494
James E. Biddle, Jr.	494
Jody L. Lomeo	494
Robert G. Miller, Jr.	364
Kimberley A. Minkel	494
Christina P. Orsi	494
David R. Pfalzgraf, Jr.	494
Michael J. Rogers	494
Oliver H. Sommer	494
Nora B. Sullivan	494
Thomas H. Waring, Jr.	494
Lee C. Wortham	494

Mr. Miller’s equity awards, which were granted in April 2019 for his services as a director from April to December 2019, had a grant date fair value of $36.05.  All other equity awards granted to each director had a grant date fair value of $35.45.

(4) The Company maintains a non-qualified deferred compensation plan whereby the directors may elect to defer 1% to 100% of their fees until retirement or termination of service.  The Company credits such deferrals at a rate determined at the beginning of each plan year equal to 1% over the prime rate as of each January 1st.  This column reflects amounts credited under the deferred compensation plan during 2019 at interest rates greater than 120% of the applicable federal long-term rate then in effect.  Only the above-market portion of interest credited to the participating directors’ accounts has been reported.

(5) Mr. Miller retired as a Secretary of the Company, President of The Evans Agency, LLC, and Executive Vice President of Evans Bank, N.A effective March 29, 2019.  Mr. Miller continues to serve as a director of the Company.

HUMAN RESOURCE AND COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The members of the Human Resource and Compensation Committee during 2019 were:  David R. Pfalzgraf, Jr., Thomas H. Waring, Jr., Lee C. Wortham, Jody L. Lomeo, Kimberly A. Minkel and Christina P. Orsi. None of the members of the Human Resource and Compensation Committee was, during fiscal 2019 or previously, an officer or employee of the Company or any of its subsidiaries, and no member had a relationship requiring disclosure under “Transactions With Related Persons,” below.

During fiscal 2019, none of the Company's executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity with “interlocking” relationships requiring disclosure under applicable SEC rules.

HUMAN RESOURCE AND COMPENSATION COMMITTEE REPORT

The information contained in this Human Resource and Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Human Resource and Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled "Compensation Discussion and Analysis" with management.  Based on this review and discussion, the  Human Resource and Compensation Committee recommended to the Board of Directors that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Human Resource and Compensation Committee

Thomas H. Waring, Jr., Chairman	David R. Pfalzgraf, Jr.
Kimberley A. Minkel	Christina P. Orsi
Lee C. Wortham	Jody L. Lomeo

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis.

In this section, we describe the Company’s executive compensation program.  Our intent is to help stockholders understand the framework of our overall program, its objectives, and the rationale for the Human Resource and Compensation Committee’s compensation decisions.  This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table and other compensation tables which appear later in this section.  The following executives are referred to in this discussion as “Named Executive Officers” (“NEOs”):  (1) David J. Nasca, President and Chief Executive Officer of the Company and the Bank (and the principal executive officer); (2) John B. Connerton, Treasurer of the Company and Executive Vice President and Chief Financial Officer of the Bank (the principal financial officer); and (3) Aaron M. Whitehouse, Senior Vice President and President, The Evans Agency, LLC.

Executive Summary.

Financial Performance.  The Company delivered strong financial performance and growth in 2019, including the following highlights:

•The Company achieved net income in 2019 of $17.0 million, a 4% increase from $16.4 million in net income in 2018.  By comparison, the average increase in net income of the 2019 Proxy Peer Group (defined below) was 24.4%.

•Return on average equity was 12.08% in 2019 compared with 12.27% for the 2019 Proxy Peer Group.

•Loans grew 6%, or $71 million, to $1.2 billion as of December 31, 2019 compared with 10.3% growth for the 2019 Proxy Peer Group.

•The Company experienced solid year-over-year deposit growth across all product categories.  Total deposits increased 4% to $1.3 billion compared with 9.3% growth for the 2019 Proxy Peer Group.

Executive Compensation Philosophy.

The Company seeks to align the interests of its executive officers, including the executive officers named in the Summary Compensation Table below (the NEOs) with the interests of its shareholders.  The Company’s executive compensation program is designed to complement the Company’s Strategic Plan objectives and to reward executives for performance as measured against short-term goals, long-term sustained results to the Company’s shareholders, and the Company’s core values.  The Company continues to design and monitor its compensation programs to further ensure that those programs are aligned with these objectives and to reflect emerging best practices.

In addition, the Company continues to focus on rewarding NEOs for achievement of short-term and long-term strategic and operational goals and increased shareholder return, while at the same time avoiding the encouragement of excessive or unnecessary risk taking. Toward that end, the Company continued to emphasize the following prudent compensation practices during 2019:

•

Substantial percentage of short-term and long-term incentive compensation is tied to key corporate and individual performance goals established by the Human Resource and Compensation Committee in order to further align the interests of NEOs with those of the Company’s shareholders.

•

Compensation criteria are structured so that achievement of corporate and individual goals do not encourage excessive risk-taking through the use of guardrails, which provide a top and bottom metric to monitor performance, and a mix of performance metrics, which reduce the risk associated with any single performance metric.

•

Performance-based compensation paid to our executive officers is subject to a “clawback” policy, providing for the return of incentive compensation in the event of a restatement of our financial statements involving fraud or illegal conduct.

•	No tax “gross-ups” are included in any employment-related agreements.
•	Perquisites and personal benefits are limited to those that support a demonstrated business purpose.
•

Change in control provisions in the Company’s and the Bank’s employment and other agreements with its NEOs provide for payment of severance benefits, including accelerated vesting of stock options and restricted stock, only upon termination of employment without cause or voluntarily resignation due to job diminishment in connection with a change in control (a so-called “double trigger” event).

•	Our Insider Trading Policy prohibits our directors and executive officers, including NEOs, from engaging in any hedging or monetization transactions involving Evans Bancorp securities.

Compensation Program Objectives and Overview.  The objective of the Company’s executive compensation programs is to attract, develop and retain executive officers capable of effectively leading the Company and maximizing performance for the benefit of the Company’s shareholders.  The Human Resource and Compensation Committee of the Company’s Board of Directors (the “Committee”) reviewed the various elements of executive compensation provided by the Company during 2019 with a view toward aligning executive interests with those of the Company’s shareholders and the long-term interests of the Company.  The Committee determines the allocation of compensation among base salary, and short-term and long-term incentives by reviewing data from the Company’s Proxy Peer Group (described below), as well as through the use of salary surveys and review of industry trends.  The Committee reviews each compensation package offered to our NEOs with the goal of enabling the Company to attract and retain superior executive talent and reward performance while not encouraging excessive risk-taking.  The Company’s executive compensation program during 2019, discussed in greater detail below, included:

•Cash base salary and, where the Committee deemed it appropriate, employment contracts that are competitive within the industry and designed to enable the Company to recruit and retain highly-qualified individuals;

•Cash bonus incentive plans, directly linking pay to both Company and individual performance and designed to motivate executives to deliver superior results without encouraging excessive risk-taking;

•Long-term equity incentives, designed to align executives’ interests with those of the Company’s shareholders in achieving long-term performance;

•Supplemental Executive Retirement Plan (“SERP”), for our Chief Executive Officer;

•A qualified 401(k) plan and a non-qualified deferred compensation plan, allowing executives to defer “pre-tax” earnings to save adequately for retirement;

•Welfare programs designed to replace income in the event of sickness, accident, retirement or death; and

•Limited perquisites based on demonstrated business purpose.

The decisions made regarding senior executive compensation, including NEO compensation, are based primarily upon the Committee’s assessment of each executive’s leadership and operational performance, and his or her potential to contribute to the long-term success and soundness of the Company and to enhance long-term shareholder value.  While the Committee establishes objective performance measures, such as those under the cash bonus incentive plan, the Committee primarily makes a subjective assessment of each individual’s performance, rather than rigid formulas or short-term changes in business performance, in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.  Key factors affecting the Committee’s subjective assessment of performance include the executive’s performance compared to the financial, operational, and strategic goals established by the Board of Directors at the beginning of each fiscal year; contribution to the Company’s financial results, particularly with respect to key metrics such as asset growth, disciplined investment, and organizational excellence to increase shareholder value.  Additionally, the Committee assesses each executive’s presence in and commitment to the community.

Role of the Human Resource and Compensation Committee.  The Committee is composed solely of independent directors of the Company.  It is responsible for all policies and practices related to director and executive compensation, and oversees the executive compensation program for our NEOs.  As part of this responsibility, the Committee, on an annual basis, reviews and approves corporate goals and objectives relevant to executive compensation, and reviews and evaluates the performance of each of the senior executive officers, including the NEOs, in light of those goals and objectives.   Compensation for the NEOs is reviewed and approved by the Committee during the first quarter of each year based on performance during the prior year.  Base salary is then reviewed a second time, typically during the third fiscal quarter, to determine whether an individual’s performance merits a further increase, or to address other changes that occur later in the fiscal year.  The Committee administers, and makes grants under, the Company’s equity incentive plans.  The Committee meets at least quarterly.

Role of Executive Officers.  Members of Company management may attend Committee meetings to provide the Committee with information relating to the Company’s compensation and benefit plans and programs, recommended changes to those plans and programs, and educational material.  In particular, the Company’s President and Chief Executive Officer (“CEO”) and its Executive Vice President and Chief Administrative Officer (“CAO”) attend Committee meetings to present data and analysis and to formulate recommendations regarding compensation for executive officers, benefit plans, and promotions.  The CAO provides the Committee with data (such as the proxy peer group and compensation survey data described below) for its consideration in setting the base salary for the President and CEO.  The CEO and CAO do not attend portions of Committee meetings during which their performance is being evaluated or their compensation is being determined.  In addition, certain members of the executive management team may attend Committee meetings to provide guidance on SEC reporting requirements as well as on other matters related to executive compensation, such as Federal and state taxation matters.  The Committee believes that this input from management is critical to ensuring that the Committee and its advisors have the data needed to make informed decisions with respect to the Company’s compensation programs and each NEO’s individual compensation.  In determining the base salary, annual incentive and long-term incentive components of CEO compensation, the Committee will consider multiple factors, including the Company’s performance and relative shareholder return, the value of similar compensation elements paid to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.  The Committee also spends a portion of each meeting convening in executive session, without the presence of any members of management or other attendees.

Role of Compensation Consultants.  From time to time, the Committee engages a compensation consultant to review the Company’s compensation programs and provide recommendations.  During 2019, the Committee retained McLagan of Aon plc (“McLagan”) to provide recommendations with respect to associate level short term incentive compensation plan design and advisement on CEO employment agreement trends and industry best practices for similar sized publicly held Community Banks.

The Committee considered the independence of McLagan in light of SEC rules and New York Stock Exchange corporate governance listing standards, and received a report from McLagan addressing the independence of the firm and its consultants, which included the following factors: (1) that no other services were provided to the Company; (2) fees paid by the Company as a percentage of the firm’s total revenue; (3) policies or procedures maintained by the firm that are designed to prevent a conflict of interest; (4) that there were no business or personal relationships between the firm and its consultants and any member of the Committee; (5) any company stock owned by the firm and its consultants; and (6) that there were no business or personal relationships between the Company’s executive officers and the firm and its consultants. The Committee discussed these considerations and concluded that the work performed by McLagan and its consultants involved in the engagement did not raise any conflict of interest and concluded that they were independent Compensation Committee consultants.

Benchmark Analysis.  The base salaries paid to the NEOs are compared to a “benchmark” established using relevant industry compensation surveys and compensation information derived from proxy statements filed by other publicly held companies in the financial services industry.  The Committee considers the compensation data and financial performance of the financial institutions included in those surveys and filings.  For this analysis, the Committee also considers data from its proxy peer group.  The 2019 Proxy Peer Group included financial institutions with assets ranging from approximately one-half to slightly more than double the Company’s asset size, with return on assets, return on average equity and earnings per share similar to or better than the Company’s.  The Committee also strived to include peers that had a comparable customer composition and geography.  Based upon the Committee’s review and discussion, the 2019 Proxy Peer Group included 18 companies, all of which were included in the proxy peer group used for 2017 and 2018 compensation.

The 2019 Proxy Peer Group included ACNB Corporation, CNB Financial Corporation, Chemung Financial Corporation, Codorus Valley Bancorp, Inc., Enterprise Bancorp, Inc., Farmers National Banc Corp., First Savings Financial Group, Inc., German American Bancorp, Inc., Greene County Bancorp, Inc., Mid Penn Bancorp, Inc., Orrstown Financial Services, Inc., Parke Bancorp, Inc., Penns Woods Bancorp, Inc., Peoples Financial Services Corp., Stewardship Financial Corporation, Sussex Bancorp, Two River Bancorp and Unity Bancorp, Inc.

In addition, the Committee reviewed compensation data published by Pearl Meyer as well as by McLagan, by both asset size as well as region.  While the 2019 Proxy Peer Group reflected financial institutions that are the most similarly situated to the Company, the Committee believes that it is useful to examine the “best practices” of a broader group of companies, and that multiple sources of compensation data assist the Company in designing pay programs that are both contemporary and relevant.  The Pearl Meyer compensation survey report for 2019 consisted of 41 financial institutions from the Northeastern United States with asset sizes of $1 billion to $3 billion. The McLagan survey is a report consisting of 23 financial institutions in economic regions in the United States similar to the Company’s and also segregated by asset size between $1 billion to $3.4 billion.

The Committee utilizes the compensation surveys and the Proxy Peer Group data as sources of information in determining base salary for Messrs. Nasca and Connerton.  The Committee generally targets the 50th to the 75th percentile for the base salary of Messrs. Nasca and Connerton.    The base salary of Mr. Whitehouse is compared to data from the salary surveys, but not to Proxy Peer Group data due to a lack of comparable data for his position.  As a result, Mr. Whitehouse’s compensation is generally determined based upon individual performance as compared to annual goals, including the achievement of corporate strategic and operational objectives.  For Messrs. Nasca and Connerton, the Committee uses the survey and peer group data as a point of reference and comparison only, for purposes of establishing certain target percentiles, but does not use the data to set a specific level of compensation to be achieved.  The survey data include companies that may not have the complexity of our organization, such as an insurance component, and we believe it is important to pay for the expertise required to manage all facets of our business.  Because the roles and responsibilities of executive officers can vary from one institution to another, the Committee also considers each NEO’s experience, length of service in his or her position, and individual performance.  In addition, the Committee considers the mix of compensation payable to executives at the survey and peer group companies, including cash and equity incentive compensation, as compared to the compensation mix payable to the Named Executive Officers, and how that compensation mix may impact salary levels in relation to total compensation.  The Committee has made the decision to pay base salary at the 50th-to-75th percentile range for NEO salary in order to attract and retain superior executive talent and/or experience in order to support planned growth of the Company.  The Committee believes that this is appropriate in light of the expected future roles of the NEOs in supporting a larger organization as the Company continues to pursue a growth strategy.  During 2019, the base salary for Mr. Nasca, Mr. Connerton and Mr. Whitehouse was 107%, 106% and 87%, respectively, of the weighted average base salary at the 50th percentile, as reported in the 2019 compensation surveys and 2019 Proxy Peer Group data utilized by the Committee as described above.  See “Executive Total Compensation – Base Salary” below for a discussion of actions taken with respect to the NEOs’ base salaries in 2019.

Compensation Recovery Policy.  The Company’s Incentive Plan Clawback Policy provides for the recovery of performance-based compensation paid to certain senior executives of the Company, including the NEOs, in the event of a restatement of the Company’s consolidated financial statements.  The policy applies to performance-based compensation paid during the three-year period prior to the correction of an accounting error, where the amount of such compensation paid to the executive was increased based on the erroneous financial statements, and the executive engaged in fraud or illegal conduct which materially contributed to the need for the restatement.  The Company’s short-term and long-term incentive plans are subject to recovery pursuant to the Company’s Incentive Plan Clawback Policy.

Executive Total Compensation.  The following discussion describes the key elements of the Company’s NEO compensation program and the actions taken with respect to each element for 2019.

1.

Base Salary.  The Company’s approach to compensation begins with establishing a fair base salary determined by individual factors, such as the employee’s role in the organization, scope and complexity of responsibility of the position, the market value of his or her job, the level of an individual’s expertise in the role and his or her performance in the position, as well as Company performance factors, such as Company financial performance, including earnings per share and growth in net income.  Annual individual performance is measured for the CEO through a formal annual review by the Chairman of the Board of Directors and the Chairman of the Committee.   Their review and recommendations are then reviewed and discussed with the full board (absent the CEO) prior making a final determination.  For other NEOs, individual performance is reviewed monthly with the CEO.  During these monthly meetings, any performance concerns are shared with the executive, and corrective measures (if needed) are outlined.  Based on these monthly meetings and his evaluation of each individual’s performance, the CEO makes recommendations to the Committee regarding annual adjustments to base salary for each of the other NEOs.  In determining base salary, the Committee also considers the level of achievement of corporate strategic and operational objectives established by the Committee as described above under “Compensation Discussion and Analysis – Role of the Human Resource and Compensation Committee.”  The Committee also considers executive’s salary against market data as described above under “Compensation Discussion and Analysis – Benchmark Analysis.”

The Company maintains a common anniversary date for the merit review process and related salary adjustments, which generally occur in the last month of the first quarter each year.  Salaries are then reviewed a second time, usually during the third quarter of each year.  After consideration of compensation data, Company performance and individual performance, the Committee makes a subjective assessment of each individual’s performance as described in the preceding paragraph, and above under “Compensation Discussion and Analysis – Compensation Program Objectives and Overview.”  While it is uncommon for an individual to receive an increase at both review cycles (winter and summer), this may occur when an individual expands his or her skill set or experience or demonstrates outstanding performance or increased responsibility.  For 2019, the Committee approved discretionary increases to the base salary of Messrs. Nasca and Connerton, effective March 6, 2019, as follows: Mr. Nasca’s annual base salary was increased from $490,000 to $525,000 or 7.1%; Mr. Connerton’s annual base salary was increased from $230,000 to $243,000 or 6.0%.  Mr. Nasca’s increase was made due to the Committee’s assessment of his contributions in delivering on the goals of the Strategic Plan and appropriate scaling of the business for continued growth.  Mr. Connerton’s salary was increased in recognition of his balance sheet management and overall financial leadership performance.  The Committee approved a 33% discretionary increase to the base salary of Mr. Whitehouse, from $150,000 to $200,000 effective September 1, 2019.  Mr. Whitehouse’s salary was increased due to the internal promotion from Vice President to President of The Evans Agency, LLC.  His enhanced responsibilities were extended to full leadership of the Company’s commercial and personal insurance division.

2.

Short-Term Cash Incentive Compensation.  The Evans Excels Performance Incentive Plan (the “Evans Excels Plan”) is a short-term cash incentive compensation plan intended to reward performance of officers of the Bank, including the NEOs.  The plan is designed to motivate employees to attain desired objectives and to encourage teamwork and collaboration while aligning compensation with overall Company performance.  This plan is a key element of the total compensation benefits provided to our NEOs and allows the Company to remain competitive with the market by providing the opportunity for the NEOs to receive significant cash incentives.  The design of the plan is intended to ensure that no benefits are paid to executives and other employees unless Company performance goals are attained (subject to the Committee’s discretionary authority to award payouts notwithstanding a failure to achieve those goals, as described below).  If the Company performance goals are attained, the Committee then considers, with board and management’s input as appropriate, each NEO’s individual performance in determining whether to make awards under the plan, as described below.

In 2019, the Committee engaged the consulting services of McLagan to review and recommend adjustments to the Evans Excels short-term cash incentive plan design at the non-executive level.  No changes were made to NEO and/or Executive incentive plan design or payout levels.  Upon recommendations by McLagan, the Committee did approve plan design changes at the associate level to begin with the 2020 incentive plan year.

For 2019, the Committee utilized the Company’s annual adjusted net income, on a consolidated basis, as the measure for determining whether awards would be paid under the Evans Excels Plan.  The Committee determined the levels of growth in adjusted net income which it believes provide a reasonable balance between shareholder value and appropriate employee motivation and reward.   Adjusted net income is a non-GAAP financial measure, and is defined as net income (GAAP) as reported in the Company’s financial statements excluding the short-term incentive payment, which is calculated net of any tax impact associated with the short-term incentive payment.  The goals set for 2019 and the actual results, as derived from GAAP net income, were as follows:

	Threshold	Target	Stretch	Actual

Net Income (GAAP)	$16,945,531	$17,651,595	$18,356,489	$17,014,223
Evans Excels Plan payments	1,165,063	2,183,334	3,054,813	2,086,817
Tax Effect	(302,916)	(567,667)	(794,251)	(542,572)
Adjusted Net Income	$17,807,678	$19,267,262	$20,617,051	$18,558,468

In 2019, the Company achieved “threshold” adjusted net income.  The Committee sets both Company and individual NEO goals each year in reviewing the Board-approved four-year Strategic Plan and aligning Board-approved business targets and associated desired metric results with the calendar year.  Company performance goals for each performance year are set in the fourth quarter of the prior year, and individual performance goals are set in the first quarter of the relevant performance year.  Goals are then cascaded from the Strategic Plan to the CEO and then to each NEO.

The individual performance measures established by the Committee are a combination of financial and operational goals derived from the Company’s Strategic Plan.  Each performance measure receives a weighting, which represents its relative importance to the achievement of the particular goals in the Company’s Strategic Plan, and the NEO’s ability to influence these goals.  For each individual performance measure, the Committee establishes a “target”, “threshold” and “stretch” standard.

The table below shows the performance measures and relative weightings of the various performance measures utilized for the NEOs for 2019.  A performance measure requiring an NEO to deliver on a specified Strategic Plan goal will be broken down into several specific goals/action items, and whether the NEO achieves that goal at threshold, target or stretch level (or not at all) will be determined based on the extent to which he achieved meaningful results toward those specific goals/action items.  Under the terms of the Evans Excels Plan, an individual must be employed by the Company on the payment date in order to receive payment under the plan.

NEO	Performance Measure	Weight	2019 Performance Rating
David Nasca	Net Income Growth	45%	Achieved at Threshold
	Strategic Plan Development	20%	Achieved at Stretch
	Long Term Strategic Facilities Solution	20%	Achieved at Target
	Efficiency Ratio Improvement	5%	Did Not Achieve
	Strategic Marketing Plan	5%	Achieved at Stretch
	Employee Benefit Insurance Division Rebuild	5%	Achieved at Target
John Connerton	Net Income Growth	30%	Achieved at Threshold
	CECL Implementation	30%	Achieved Between Target & Stretch
	Long Term Strategic Facilities Solution	20%	Achieved at Target
	Efficiency Ratio Improvement	10%	Did Not Achieve
	Enhance Business Intelligence	5%	Achieved at Target
	Strategic Plan Development	5%	Achieved at Stretch
Aaron Whitehouse	Net Income Growth	50%	Achieved at Threshold
	Insurance Revenue Growth	10%	Achieved at Target
	Personal Lines Insurance Revenue Growth	10%	Did Not Achieve
	Personal Lines Strategic Plan Development	10%	Achieved at Target
	Develop Insurance Department Financial Program	10%	Achieved at Target
	Complete R&S Company Integration to Evans	10%	Achieved at Target

The total achievement level for each NEO in the 2019 plan year is listed in the table below:

NEO	Total Short Term Incentive Award as Percentage of Base Salary
David J. Nasca	40.31%
John B. Connerton	29.75%
Aaron M. Whitehouse	21.60%

The Committee has the discretionary authority to grant awards, notwithstanding Company performance below threshold, and to raise, lower or eliminate an NEO’s incentive payout regardless of individual or Company performance.  However, the Committee intends to exercise its discretionary authority only in unusual circumstances where such a modification is warranted.  The Committee did exercise this discretionary authority for 2019 for Mr. Nasca, Mr. Connerton and Mr. Whitehouse.  A discretionary award of $44,000 was made to Mr. Nasca and $10,000 to Mr. Connerton in light of record annual net income that was 4% higher than the previous year, the entry into an agreement to acquire Fairport Savings Bank and continued commitment to building and strengthening the business for the long-term.  Mr. Whitehouse received $21,600 in a discretionary award due to the performance results he obtained with his enhanced leadership of the insurance division.

All awards are paid out as a percentage of a participant’s annual salary as in effect on the last calendar day during the relevant performance period, which runs from January 1st to December 31st. The Company typically makes payments in February of the year immediately following the end of the annual performance period.  The following table illustrates the cash incentive payment, as a percentage of 2019 base salary, that would be payable to each of our NEOs if all individual goals were met at the specified level of performance (assuming Company achievement of at least the “threshold” performance level and no Committee discretionary override).

NEO	Threshold	Target	Stretch
David J. Nasca	18.75%	37.50%	56.25%
John B. Connerton	15.00%	30.00%	45.00%
Aaron M. Whitehouse	12.00%	24.00%	36.00%

The Committee determined these percentages by reviewing proxy peer group and compensation survey data and by aligning incentive levels with the goals of the Company’s Strategic Plan.  No increase to incentive payout percentage thresholds for each NEO were made in 2019, as the committee determined such levels to be appropriate.

The amounts paid under the plan to each NEO for 2019 are set forth in the Summary Compensation Table that follows this Compensation Discussion and Analysis.

3.

Equity Incentives.  The Evans Excels Plan focuses on the achievement of short-term performance measures.  The shareholder-approved 2019 Long-Term Equity Incentive Plan (the “2019 Equity Plan”), was approved at the Company’s 2019 Annual Meeting of Shareholders.  The 2019 Equity Plan is designed to provide key employees with a reward opportunity that aligns the interests of the participants with those of the Company’s shareholders by focusing on our Company’s performance over a longer period of time.  The equity incentive plan both links the size of awards granted to the NEOs to the past performance of the Company and ties the ultimate realizable value of those awards to the future value of the Company’s common stock, thereby aligning the NEOs’ interests with those of the Company’s shareholders, and encouraging a balance between growth and prudent risk-taking.  The NEOs have outstanding equity awards that were granted under the 2009 Long-Term Equity Plan (the “Prior Plan”), which expired in 2019.  As a result of approval of the 2019 Equity Plan, no further grants will be made under the Prior Plan.

Under the Company equity plans, the Committee typically grants awards of restricted stock, which provides immediate value to the NEO (subject to vesting) but loses value in the event that shareholder value decreases, and stock options, under which the NEO recognizes value commensurate with increases in long-term shareholder value.  In 2019, after considering various alternatives under the 2019 Equity Plan, the Committee determined to continue with its past practice of granting stock options and restricted stock based upon a mix of corporate and individual performance factors that influence this discretionary award.

Both restricted stock and stock options link an NEO’s compensation to long-term Company performance.  The Committee believes that restricted stock is a particularly effective incentive tool because the value of the award can be further enhanced if the value of the Company’s common stock increases after the date the restrictions lapse.  The Committee further believes that stock options are an effective long-term incentive because the holder can only profit if the value of the Company’s common stock increases.  Both types of equity awards also have a retentive effect because they vest over a period of time, typically four years with respect to the outstanding restricted stock and stock option awards.  Vesting of the outstanding restricted stock and stock options may be accelerated under certain circumstances, such as the executive’s death, disability or retirement, or if an executive’s employment is terminated in connection with a change in control of our Company.  Holders of restricted stock receive dividends if and when dividends are paid on the Company’s common stock during the restrictive period, and have voting rights during the restriction period.

Holders of stock options, on the other hand, have no rights as a shareholder until the options are exercised.   Awards granted under the equity incentive plan typically consist of 75% shares of restricted stock and 25% stock options, which the Committee believes is an appropriate formula to drive increased equity ownership by the Company’s executive officers.  The Committee may also grant awards of stock appreciation rights and restricted stock units under the equity incentive plan, but it has not historically done so.

The Committee believes that the Evans Excels short-term incentive plan and the equity-based long-term incentive plan together create a balance between short-term and long-term performance goals and encourage appropriate risk-taking.

The Committee exercises its discretion in determining when to grant equity incentive awards, as well as the size and nature of the awards.  Equity awards are typically granted on an annual basis, during the first quarter, based on prior year financial performance, but may under certain circumstances be granted at other times during the year, for example, in connection with a new hire or a change in position within the Company.  As a general matter, the Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices.  In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.  In determining the amount of each award, the Committee looks at the Company’s performance during the prior year, the number of shares remaining available for issuance under the plan, the market price for the Company’s common stock, and the Committee’s subjective assessment of each individual’s performance.  In 2019, the Committee reviewed a combination of performance factors, ranging from financial metrics to each individual’s contribution in achieving the goals set forth in the Company’s Strategic Plan.  The Committee does not establish specified pre-determined target award values.

During 2019, the Committee approved the following equity awards (for more detail on the awards granted to the Company’s NEOs, see the “Summary Compensation Table” and “Grants of Plan-Based Awards” table below):

•	Restricted Shares – during 2019, a total of 19,650 shares of restricted stock were granted to 43 employees, of which 3,800 were granted to our NEOs.
•	Stock Options – during 2019, a total of 44,820 options were granted to 42 employees, of which 9,120 were granted to our NEOs.

Both the restricted shares and stock options vest as conditioned on the completion of a specified period of service with the Company or its Subsidiaries.  The required period of service for full vesting is four (4) years (subject to acceleration of vesting in the event of the Participant’s death, Disability, Retirement, or Involuntary Termination of Employment following a Change in Control).

4.Deferred Compensation Plan.  Under the Bank’s Deferred Compensation Plan, participating NEOs are able to defer, at their election, up to 100% of their base salary.  This deferred salary amount accrues interest at the rate of prime plus 100 basis points, based upon prime as stated in the Wall Street Journal as of January 1st each year (5.50% at January 1, 2019).  The plan is designed to provide a vehicle for executives, including NEOs, to defer their base salary on a “pre-tax” basis in order to achieve their personal retirement goals, and the Committee believes that this plan is useful in recruiting and retaining talented executive officers.  The Company does not contribute to this plan but accrues a liability expense for future payment.  The plan is unfunded and considered a non-qualified plan for tax purposes.  While Messrs. Nasca and Connerton  are eligible to participate in the Deferred Compensation Plan, to date, neither have elected to participate in this plan.  Mr. Whitehouse is not eligible to participate in the Deferred Compensation Plan since the plan was frozen to new officer entrants on July 26, 2016 before Mr. Whitehouse’s employment with the Company.

5.Supplemental Executive Retirement Plan (“SERP”).  Mr. Nasca is the sole participant in the Evans Bank, N.A. Supplemental Executive Retirement Plan for Senior Executives (“Senior Executive SERP”) provided by the Bank, which increase his retirement benefit above amounts available under the Company’s tax-qualified and other pension programs.  The Committee believes that this plan, and the level of benefit that is provided under this plan, is appropriate to promote retention and to recognize and reward long-term service to the Company.  The Senior Executive SERP provides a benefit to Mr. Nasca of 35% of his base salary for a period of 15 years that has been elected as a present value lump sum payment.  There is a 10-year vesting period with respect to Mr. Nasca’s benefits payable under the Senior Executive SERP.  The Senior Executive SERP is unfunded and is considered a non-qualified plan for tax purposes.

6.Executive Incentive Retirement Plan.  The Company provides certain key executives with an additional non-qualified retirement plan, the “Executive Incentive Retirement Plan” (“EIRP”).  The plan provides an annual contribution by the Company equal to 5% of the executive’s base salary at year end, which then earns interest at prime plus 100 basis points.  Mr. Connerton is the only NEO participating in this plan.  The EIRP is unfunded and is considered a non-qualified plan for tax purposes.

The Committee froze the EIRP to new participants and to new contributions as of December 31, 2019.  Connerton and other executive participants will continue to earn interest at prime plus 100 basis points until their benefit distribution upon vesting and separation from service with the Company occurs.  A new EIRP was adopted, effective on January 1, 2020, and implements the same provisions as the original EIRP except for the following enhancements:

•Participant eligibility criteria was strengthened from a minimum total cash compensation of $100,000 annually to total cash compensation of $150,000 in order to better ensure the IRS “top hat” definition is being used for participant criteria.

•A third payout criteria was created.  Specifically, the participant is entitled to receive a distribution under the new ERIP upon his or her separation from service after attaining 62 and completing at least 10 years of service with Evans.

•The new ERIP also creates a one year non-compete and non-solicitation for consistency with the current executive severance plan and change in control agreements.

•Payments were adjusted from having both a single lump sum payout or a 15-year equal payment installment option; to 2-to-15 year annual equal installments in order to provide Evans with a clawback opportunity in the event the participant fails to comply with the one year non-compete and non-solicitation covenants.

7.Perquisites.  The Company provides its NEOs with limited perquisites designed to assist the NEOs in being productive and which the Committee believes are reasonable, competitive and consistent with its overall executive compensation program.  These perquisites, the aggregate cost of which is disclosed in the “Summary Compensation Table” below, generally include an auto allowance and club memberships, which the Committee believes are important to the NEOs’ development of business relationships, an activity critical to the long-term success of the Company, and long-term disability insurance. The Company believes that its perquisites allow the NEOs to carry out their duties more effectively.

Employment Agreements.  The Company believes the use of clear and concise employment contracts can be an effective tool to attract and retain senior executives, as well as to protect proprietary information and customer relationships.  However, in recent years and consistent with trends in corporate governance, the Committee has been limiting its use of executive employment contracts.  Currently, Mr. Nasca and Mr. Whitehouse are covered by an employment contract, which are both described below under “Employment and Change in Control Agreements with our NEOs”.

Post-Termination Compensation.  As mentioned above, the Company has historically been a party to employment contracts with its NEOs which provide for certain severance payments, described below under “Potential Payments Upon Termination or Change in Control,” if the executive’s employment terminates under circumstances described in the employment contract.  In addition, under the terms of the Company’s 2019 Long-Term Equity Incentive Plan, if there is a change in control of the Company, the executive may be entitled to full acceleration of his or her equity-based compensation upon the executive’s qualifying termination event thereafter, as described above under “Executive Total Compensation – Equity Incentives.”  The Committee believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar severance protections for their executives.  These arrangements may help incentivize the executive to remain with the Company and to assist in any potential change in control transaction, which provides security for the executive and stability for the Company.  The Committee attempts to balance protection of its executives upon a change in control with protection of the Company’s interests by making accelerated vesting available upon a change in control only if the executive is involuntarily terminated or voluntarily resigns due to a job diminishment in connection with the change in control (a so-called “double-trigger”).  Additionally, the Committee links severance payments to agreements by the executive not to compete with the Company, solicit the Company’s employees or customers, or disclose confidential information.

Messrs. Nasca’s and Whitehouse’s employment agreements provide for post-termination compensation, including in connection with a change in control.  Furthermore, Mr. Connerton is a party to a rolling two-year change in control agreement with the Company.  The change in control agreement provides a double-trigger benefit.  The change in control agreement is described below under “Employment and Change in Control Agreements with our NEOs.”

For further information on the potential payouts under these arrangements, see “Potential Payments Upon Termination or Change in Control” below.

Executive Severance Plan.  The Company’s Executive Severance Plan provides post-termination coverage to executive officers who are not covered under an employment contract that provides for severance or similar post-employment compensation, or whose benefits are triggered only under a change in control agreement.  Under the Executive Severance Plan, a participant (1) whose employment is involuntarily terminated by the Company for reasons other than for cause, as defined in the plan, (2) who is required to move employment more than 35 miles from his or her current place of employment, and who rejects the relocation and terminates employment, or (3) whose aggregate compensation is materially reduced, and who terminates employment, will be eligible for severance payments under the Executive Severance Plan.  Under the plan, a participant eligible for benefits would receive 12 months of salary continuance plus the participant’s short-term incentive amount at the target level, pro-rated for the time during the year in which the participant was actively employed by the Company.  The severance payments will be made over the 12-month period following termination in accordance with the Company’s regular payroll cycle.  In addition, the Company will reimburse eligible participants for up to $5,000 in outplacement services during the 12-month period following termination (payable in a lump sum, in cash).  Payments and benefits under the Executive Severance Plan are subject to the participant’s compliance with one-year non-competition and non-solicitation covenants, and an employee will cease to be a participant in this plan if severance benefits are triggered under an employment contract or change in control agreement.  Mr. Connerton is a participant in the Executive Severance Plan.  Messrs. Nasca and Whitehouse, who have an employment contract providing for severance benefits, do not participate in this plan.

Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017 (“TCJA”),  generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the principal executive officer, principal financial officer, and the three other highest paid executive officers during any taxable year of the corporation beginning after December 31, 2016.  TCJA provides “grandfathered” treatment for certain compensation in excess of the $1 million deductibility limitation, including compensation that is “qualified performance-based compensation” within the meaning of Section 162(m) prior to the TCJA, if payable pursuant to a written binding contract in effect as of November 2, 2017 that is not modified in any material respect thereafter. The Committee  has historically attempted to structure its compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of deductibility is considered by the Committee to be outweighed by the need for flexibility or attainment of other objectives.  Since compensation objectives may not always be consistent with the requirements for tax deductibility, the Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m) of the Code.

Section 409A of the Internal Revenue Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005, and imposes an additional tax on certain forms of deferred compensation.  The Committee takes Section 409A into account in determining the form and timing of compensation paid to the Company’s executives.  While Section 409A is generally not applicable to the compensation provided by the Company, it does affect the timing of certain severance and non-qualified benefit payments.

The Company values stock option and restricted stock grants under FASB ASC Topic 718.  More information regarding the application of ASC Topic 718 by the Company may be found in Note 12 to the Company’s audited financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Say On Pay.  Proposal II provides the Company’s shareholders with the opportunity to cast a non-binding advisory vote on executive compensation.  Shareholders are being asked to approve the compensation paid to the Company’s NEOs, as described in this proxy statement, including this “Compensation Discussion and Analysis” and the compensation tables and narrative discussions contained in this proxy statement under the caption “Executive Compensation”.

We attempt to maintain a regular dialogue with our major shareholders to discuss various corporate governance topics, including executive compensation that may be of interest to them.  These discussions have provided useful guidance for our Committee as it reviews and adopts the various compensation policies and practices affecting our employees, including our NEOs.  At our 2019 Annual Meeting of Shareholders, a substantial majority of our shareholders voted to approve the compensation paid to our NEOs, with 92% of the votes cast supporting the measure.

In reviewing the Company’s compensation programs and making decisions related to 2019 executive compensation, the Committee evaluated the results concerning the vote on the advisory resolution on executive compensation at that meeting. The Committee will continue to consider shareholder feedback when determining executive compensation.

Summary Compensation Table.  The following table sets forth the compensation of the Company’s NEOs for the fiscal years ended December 31, 2019, 2018 and 2017.  The NEOs identified in the table below are the Company's Principal Executive Officer, Principal Financial Officer, and one other individual who was serving as an executive officer as of December 31, 2019 and met the applicable SEC reporting threshold.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
David J. Nasca	2019	$518,269	$99,330	$33,089	$211,371	$311,048	$53,314	$1,226,421
President and CEO of the	2018	$484,231	$103,508	$34,488	$215,894	$209,850	$50,681	$1,098,652
Company and the Bank	2017	$453,271	$79,790	$26,602	$207,000	$72,372	$45,964	$884,999
(principal executive
officer)

John B. Connerton	2019	$240,500	$37,926	$12,634	$72,292	$13,705	$45,735	$422,792
Treasurer of the	2018	$224,231	$37,516	$12,513	$74,175	$-	$41,740	$390,175
Company and Executive	2017	$196,675	$28,835	$9,615	$72,000	$4,414	$36,337	$347,876
Vice President and CFO
of the Bank (principal
financial officer)

Aaron M. Whitehouse	2019	$165,769	$-	$-	$43,200	$-	$15,942	$224,911
SVP and President of TEA

(1) Reflects the aggregate fair value of the awards at grant date as determined in accordance with FASB ASC Topic 718 for financial statement reporting purposes.  For additional information as to the assumptions made in valuation, see Note 12 to the financial statements filed with the SEC in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.  Amounts shown in the table do not necessarily correspond to the actual value that may be realized by the NEOs.

(2) The Company met its “threshold” goal for fiscal 2019 under its Evans Excels Plan, which considered together with each NEO’s individual goals described above under “Compensation Discussion and Analysis - Executive Total Compensation,” resulted in payouts between “threshold” and “stretch.”

(3) With respect to Mr. Nasca, includes the aggregate change in the accumulated benefits under the Bank’s Senior Executive SERP.

With respect to Mr. Connerton, includes the aggregate change in the accumulated benefits under the Bank’s Defined Benefit Pension Plan. For 2018, the aggregate change in actuarial present value of accumulated benefits for Mr. Connerton was a decrease of $3,866. However, applicable SEC rules do not permit us to report a negative number in this column.

(4) For 2019, includes: 401(k) matching contributions of $16,423, $14,430, and $9,831 for Mr. Nasca, Mr. Connerton, and Mr. Whitehouse respectively; club dues for Mr. Nasca of $14,015; the Company’s contribution to the EIRP for Mr. Connerton of $18,466; the economic benefit of an endorsement split-dollar life insurance policy held by the Bank; dividends paid on unvested restricted stock awards; and auto allowances for Mr. Nasca, Mr. Connerton, and Mr. Whitehouse. Other than the items for which specified dollar amounts were provided, none of the items specified in this footnote (4) exceeded $10,000 for any individual NEO.

Grants of Plan-Based Awards.  The following table reflects the terms of the compensation plan-based awards granted to Named Executive Officers in 2019.

Grants of Plan Based Awards
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per share) (2)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Stretch

David J. Nasca	4/15/2019	$98,438	$196,875	$295,313	2,750	-	-	$99,330
	4/15/2019				-	6,600	$36.12	$33,089
John B. Connerton	4/15/2019	$36,450	$72,900	$109,350	1,050	-	-	$37,926
	4/15/2019				-	2,520	$36.12	$12,634
Aaron M. Whitehouse		$24,000	$48,000	$72,000	-	-	-	-

(1) Values reflect possible payouts assuming both Company and individual performance at the specified levels under the Evans Excels Plan. The Company met its “threshold” goal for fiscal 2019 under its Evans Excels Plan, which, considered together with each NEO’s individual goals described above under “Compensation Discussion and Analysis - Executive Total Compensation,” resulted in payouts between “threshold” and “stretch.”  Individual performance levels and results achieved are specified in the table included in that section, and actual amounts paid to the NEOs for 2019 are included in the Summary Compensation Table, above.

(2) Reflects the exercise price for the options granted, which was the closing market price for the Company’s common stock on the grant date.

(3) Reflects full grant date fair value in accordance with FASB ASC Topic 718 of the stock and options granted.  For additional information as to the assumptions made in valuation, see Note 12 to the financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The option and restricted stock awards in 2019 were granted under the Company’s 2009 Long-Term Equity Incentive Plan.  25% of the options and restricted stock granted will vest each year on the anniversary of the grant date, subject to acceleration of vesting upon the individual’s death, disability, retirement, or involuntary termination in connection with a change in control.  The awards shown in the table above will be fully vested in 2023. Dividends are paid on unvested stock awards when and as declared by the Board of Directors.

Employment and Change in Control Agreements with our NEOs

Prior to 2012, we had historically entered into employment contracts with our NEOs.   Mr. Nasca and Mr. Whitehouse currently have employment contracts.  Mr. Connerton is employed on an “at will” basis.

The material terms of Mr. Nasca and Mr. Whitehouse’s employment contracts are as follows:

David J. Nasca - Employment Agreement, by and among Mr. Nasca, the Company and the Bank, pursuant to which Mr. Nasca serves as the President and Chief Executive Officer of the Company and the Bank.  Subject to prior termination, the term of Mr. Nasca's employment is for a three-year term, which renewed daily until his 62nd birthday (October 27, 2019), at which time the contract has a remaining and declining three year term.  Automatic daily renewal will cease if the Bank gives Mr. Nasca written notice of non-renewal, in which case Mr. Nasca’s employment will end 36 months after the date of the non-renewal notice, unless the parties agree to a shorter period.  Mr. Nasca’s employment agreement provides for an initial base salary, which is adjusted annually by the Board of Directors of Evans Bank, N.A., provided, however, that Mr. Nasca’s annual salary may not be decreased.  Mr. Nasca is entitled to participate in all Company and Bank cash and equity incentive programs made available to senior executives, as well as all employee benefit plans, programs, and arrangements for which he qualifies.  He is entitled to four weeks paid vacation each year, plus five personal days and customary bank holidays.  The Bank provides Mr. Nasca with a monthly automobile allowance of $750 and reimburses him for reasonable club dues and certain other expenses he incurs in the performance of his duties under the agreement.

In the event Mr. Nasca's employment is terminated:

•

by the Company or the Bank without “cause” or by Mr. Nasca for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, he will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Nasca in the three years prior to termination.  The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months.  Mr. Nasca’s change in control benefits may be reduced by the minimum amount necessary to avoid penalties under Section 280G of the Internal Revenue Code;

•

because of death, his estate will be paid a lump sum amount equal to two times Mr. Nasca’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payment due Mr. Nasca under any life insurance plan maintained by the Company or the Bank;

•

because of “disability,” (i) Mr. Nasca will be entitled to participate in the short- and long-term disability plans and benefits offered by the Bank to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) the Bank will continue to provide Mr. Nasca with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Nasca’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death; or

•

by the Company or the Bank for “cause” or by Mr. Nasca other than for “good reason,” Mr. Nasca will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.

Aaron Whitehouse - Employment Agreement, by and among Mr. Whitehouse and the Company, pursuant to which Mr. Whitehouse serves as the Vice President of The Evans Agency.  Subject to prior termination, the term of Mr. Whitehouse's employment is for an initial employment term commencing on July 1, 2018 and terminating July 1, 2021.  Following the expiration of this initial employment term, Mr. Whitehouse’s employment with the Company transitions to an at-will basis.  Mr. Whitehouse’s employment agreement provides for an initial base salary, which may be increased at any time but shall not reduce below the rate set forth in the employment agreement as the initial base salary.  Mr. Whitehouse is entitled to participate in all Company employee benefit plans, programs, and arrangements for which he qualifies.  He is entitled to participate in the Company’s short-term incentive program as described within this document. He is entitled to vacation as determined in accordance with the Company’s vacation policy, plus five personal days and customary bank holidays.  The Company provides Mr. Whitehouse with a monthly automobile allowance of $750 and reimburses him for reasonable other expenses he incurs in the performance of his duties under the agreement.

In the event Mr. Whitehouse's employment is terminated:

•

by the Company without “cause” or by Mr. Whitehouse for “good reason,” he will be paid a lump sum cash amount equal to the sum of the (x) base salary that would be paid to him for the remainder of the employment period, and (y) the annual incentive bonus paid to him during the calendar year preceding the termination event, divided by twelve and then multiplied the number of full months remaining in the Employment Period; provided that such payment is conditioned upon Mr. Whitehouse signing a general release acceptable to the Company. The Company will also continue to provide amounts or benefits payable under applicable benefit plans for the remainder of the employment period.  Mr. Whitehouse’s change in control benefits may be reduced by the minimum amount necessary to avoid penalties under Section 280G of the Internal Revenue Code;

•	because of death, Mr. Whitehouse’s estate will receive the compensation and vested benefits due as of the death date but no compensation or benefits under the Agreement thereafter.

•

because of “disability,” (i) Mr. Whitehouse will be entitled to participate in the short- and long-term disability plans and benefits offered by the Bank to executives; (ii) the Company may terminate Mr. Whitehouse’s employment in which Mr. Whitehouse would receive  the compensation and vested benefits due as of the disability date but no compensation or benefits under the Agreement thereafter.

•	by the Company for “cause” or by Mr. Whitehouse other than for “good reason,” Mr. Whitehouse will not be entitled to payment of any amounts or benefits.

The Company's or the Bank's obligation to make such payments to Mr. Nasca and Mr. Whitehouse are conditioned upon each person’s compliance with his obligations of confidentiality, non-competition and non-solicitation set forth in the employment agreement.

John Connerton – Change in Control Agreement. The Company entered into a two-year change in control agreement with Mr. Connerton.  The agreement provides that in the event of a change in control during the term of the agreement, followed by Mr. Connerton’s termination without cause or voluntary termination for good reason, he would be entitled to: (1) a cash lump sum payment equal to two times the highest rate of gross base salary earned during the prior 12 months; and (2) continued life insurance and non-taxable medical and dental coverage (under the same cost sharing arrangement) substantially comparable to the coverage maintained by the Bank for Mr. Connerton as of his date of termination for 24 months thereafter.

Potential Payments Upon Termination or Change-in-Control.  The following table shows the potential incremental value transfer to each NEO under various termination or change-in-control scenarios as of December 31, 2019, the last business day of fiscal 2019.  Unvested, unexercised stock options and unvested restricted stock awards are valued at the closing market price of the Company’s common stock on that date.  The actual amounts to be paid out can only be determined at the time of such NEO's separation from the Company.  The amounts shown in the following table do not take into account any reductions that may be required in order to avoid penalties under Section 280G of the Internal Revenue Code.

Event	David Nasca	John Connerton	Aaron Whitehouse

Retirement or Voluntary Termination Without "Good Reason" (1)	$1,650,203	$163,947	$-

Termination for "Cause" (1)	$1,650,203	$163,947	$-

Termination Without "Cause" or for "Good Reason" (2)(5)	$3,920,752	$552,670	$912,231

"Change in Control" Termination (3)(5)	$4,527,663	$944,325	$538,893

Death (4)(5)	$3,032,755	$758,929	$538,893

Disability (6)	$2,297,969	$458,325	$538,893

(1) With respect to Mr. Nasca, reflects Senior Executive SERP actuarial present value of accumulated benefit obligation as of 12/31/19.

With respect to Mr. Connerton, reflects Defined Benefit Pension Plan (“Pension Plan”) actuarial present value of the accumulated benefit obligation as of 12/31/2019 and actuarial present value under the Executive Incentive Retirement Plan (“EIRP”) based on current vested benefit.

(2) With respect to Mr. Nasca, reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 36 months, and (c) Senior Executive SERP actuarial present value of the accumulated benefit obligation as of 12/31/2019.

With respect to Mr. Connerton, reflects (a) lump sum Executive Severance Plan payout, (b) Pension Plan actuarial present value of the accumulated benefit obligation as of 12/31/2019 and (c) EIRP actuarial present value of the accumulated benefit obligation as of 12/31/2019 based on current vested benefit.

With respect to Mr. Whitehouse, reflects (a) deferred consideration as defined in the R&S purchase agreement, (b) lump sum payout of December 31, 2019 base salary for remainder of employment period, (c) amount equal to 2019 Evans Excels payout, (d) Life insurance and medical health insurance coverage for remainder of employment period.

(3) With respect to Mr. Nasca, reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 36 months, (c) Senior Executive SERP actuarial calculated as the projected benefit obligation and (d) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

With respect to Mr. Connerton, reflects (a) lump sum change in control agreement payout, (b) EIRP payout, including the present value of expected benefits through age 65, (c) Pension Plan actuarial present value of the accumulated benefit obligation as of 12/31/2019 and (d) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

With respect to Mr. Whitehouse, reflects deferred consideration as defined in the R&S purchase agreement.

(4) With respect to Mr. Nasca, reflects (a) Executive Life Insurance Plan lump sum death benefit, (b) estimated value of healthcare benefits for 24 months, (c) Senior Executive SERP lump sum payout calculated as the accumulated benefit obligation, and (d) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

With respect to Mr. Connerton, reflects (a) Executive Life Insurance Plan lump sum death benefit, (b) EIRP actuarial present value of the accumulated benefit obligation as of 12/31/2019 based on current vested benefit, (c) Pension Plan actuarial present value of the accumulated benefit obligation as of 12/31/2019 and (d) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

With respect to Mr. Whitehouse, reflects deferred consideration as defined in the R&S purchase agreement.

(5) Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

(6)With respect to Mr. Nasca, reflects (a) estimated value of healthcare benefits for 24 months, (b) Senior Executive SERP lump sum payout calculated as the benefit obligation, and (c) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

With respect to Mr. Connerton, reflects (a) EIRP actuarial present value of the accumulated benefit obligation as of 12/31/2019 based on current vested benefit, (b) Pension Plan actuarial present value of the accumulated benefit obligation as of 12/31/2019, and (c) value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

With respect to Mr. Whitehouse, reflects deferred consideration as defined in the R&S purchase agreement.

All post-termination payments under Mr. Nasca and Mr. Whitehouse’s employment contract are linked to two-year confidentiality, non-competition and non-solicitation obligations.  Payments under the change in control agreements with Mr. Connerton are linked to one-year confidentiality, non-competition and non-solicitation obligations.  The events that constitute “cause,” “good reason,” “disability” and “change in control” are described in the employment contract or change in control agreement with each NEO.  Accelerated vesting of stock options and restricted stock awards assumes the awards are not converted into comparable awards with respect to voting securities of the surviving or acquiring entity upon a change in control of the Company, in accordance with the terms of the 2019 Long-Term Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End. The following table provides information about unexercised stock options and unvested restricted stock outstanding for the Named Executive Officers as of December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (#) (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested (2)

David J. Nasca	-	6,600	$36.12	4/15/2029	2,750	$110,275
	1,129	3,391	45.20	3/20/2028	1,718	68,892
	2,074	2,076	39.50	3/22/2027	1,010	40,501
	6,225	2,075	25.00	3/16/2026	760	30,476
	6,720		24.72	3/17/2025	-	-
	4,670	-	22.93	4/24/2024	-	-
	6,100	-	17.64	3/19/2023	-	-
	10,380	-	15.50	5/4/2022	-	-
	8,980	-	14.00	3/15/2021	-	-

John B. Connerton	-	2,520	$36.12	4/15/2029	1,050	$42,105
	410	1,230	45.20	3/20/2028	623	24,982
	750	750	39.50	3/22/2027	365	14,637
	2,325	775	25.00	3/16/2026	283	11,348
	1,710	-	24.72	3/17/2025	-	-
	1,390	-	22.93	4/24/2024	-	-
	1,460	-	17.64	3/19/2023	-	-
	3,000	-	15.50	5/4/2022	-	-
	2,160	-	14.00	3/15/2021	-	-

Aaron M. Whitehouse	-	-	-	-	-	-

(1)	The unexercisable options with the following expiration dates and the related unvested restricted shares will vest as indicated below:

Expiration Date	Vesting Schedule
3/16/2026	100% each on March 16, 2020
3/22/2027	50% each on March 22, 2020 and 2021
3/20/2028	33% each on March 20, 2020, 2021 and 2022
4/15/2029	25% each on April 15, 2020, 2021, 2022 and 2023

(2) The market value of stock awards was computed by multiplying the closing market price of the Company’s common stock on December 31, 2019 by the number of shares covered by the award.

Option Exercises and Stock Vested.  The following table provides information about option exercises and the vesting of restricted stock during 2019 for the Named Executive Officers.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
David J.Nasca	24,020	$545,589	2,500	$91,263
John B. Connerton	-	$-	855	$30,586
Aaron M. Whitehouse	-	$-	-	$-

(1) Reflects the difference between the closing market price of the Company’s common stock on the exercise date and the exercise price for the   options multiplied by number of shares exercised.

(2) Calculated by multiplying the closing market price of the Company’s common stock on the vesting date by the number of shares vested.

Pension Benefits.  The following table sets forth the present value of the accumulated pension benefits for the Named Executive Officers as of fiscal year-end 2019.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
David J. Nasca	Senior Executive SERP	13	$1,650,203	$-

John B. Connerton	Defined Benefit Plan	16	$48,117	$-

(1) The assumptions used to calculate the present value of accumulated benefits are set forth in Note 11 to the Consolidated Financial Statements of the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The following describes the material factors necessary to understand the pension benefits that are provided to the Named Executive Officers under the Bank's defined benefit pension and supplemental executive retirement plans.

Defined Benefit Pension Plan.  The Bank maintains a tax-qualified defined benefit pension plan (the “Pension Plan”) for all eligible employees, including employees of its subsidiaries.  Effective January 31, 2008, the Pension Plan was frozen.  All participants vested immediately in the Pension Plan at their then-present number of years of service, regardless of whether an employee had attained greater than five years of service on January 31, 2008.  All benefits that eligible participants accrued in the Pension Plan prior to January 31, 2008 will be retained, but no additional benefits have accrued under the Pension Plan since that date.  Employees will be eligible to receive accrued benefits at normal retirement age.

Mr. Connerton is the only NEO that is a participant in the Pension Plan.  Upon retirement at age 65, vested participants are entitled to receive a monthly benefit.  The following table indicates the annual retirement benefit that would be payable under the Pension Plan, pursuant to the amended benefit formula discussed below, upon retirement at age 65 in fiscal year 2019, expressed in the form of a single life annuity for the average annual earnings and years of credited service.  The benefits listed below are not subject to deduction for Social Security or other offset amounts.

	Years of Service at Normal Retirement
Final Average Compensation	10	20	30	40
$30,000	$3,000	$6,000	$9,000	$9,000
$50,000	$5,000	$10,000	$15,000	$15,000
$100,000	$10,000	$20,000	$30,000	$30,000
$150,000	$15,000	$30,000	$45,000	$45,000
$220,000	$22,000	$44,000	$66,000	$66,000

Pension Benefit Formula: 1% of compensation times years of service, subject to a maximum of 30 years of service.

Prior to an amendment to the Pension Plan, effective May 1, 1994, the monthly benefit under the Pension Plan was 3% of average monthly compensation multiplied by years of service up to a maximum of 15 years of service.  In 1994, the Pension Plan was amended to change the benefit to 1% of average monthly compensation (as defined under the Pension Plan, generally the highest five consecutive compensation years out of the latest ten compensation years at retirement) multiplied by years of service up to a maximum of 30 years of service.

"Compensation" for purposes of the Pension Plan generally means the compensation reported for a participant on Form W-2 as gross pay.  In calculating a participant's benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury of the United States may not be considered.  That limit (the "IRS Compensation Limit") was $230,000 for 2008, the final year of the Pension Plan.  In addition, benefits provided under the Pension Plan may not exceed a benefit limit under the Internal Revenue Code (which was $185,000 payable as a single life annuity beginning at normal retirement age in 2008).  The "Social Security Wage Base" is the maximum amount of annual earnings or wages that is subject to the old age, survivors and disability insurance taxes that is in effect under the Social Security Act at the beginning of the plan year.

A participant is eligible for early retirement under the Pension Plan if the participant retires before normal retirement age but after attaining age 59 and completing 5 years of service.  An early retirement benefit is reduced 1/15th per year for each year that the benefit commences prior to normal retirement age.  Mr. Connerton (age 53) is not eligible for early retirement.

Benefits under the Pension Plan are paid over the lifetime of the participant or the lifetimes of the participant and a beneficiary, as elected by the participant.  If the participant is married on the date payments are to begin under the Pension Plan, payment will be in the form of a joint and 50% survivor annuity with the spouse as beneficiary, unless the participant elects another form of payment with the consent of the spouse.  If benefits are paid in a form in which a benefit is to be paid to a beneficiary after the death of the participant, benefits are reduced from the amount payable as a lifetime benefit solely to the participant in accordance with the actuarial factors that apply to all participants in the Pension Plan.  The Pension Plan generally does not make distributions in the form of a one-time lump sum payment.  A participant's benefit is payable as an annuity with monthly benefit payments, unless the present value of the normal retirement benefit is less than $5,000.

Benefits under the Pension Plan are funded by an irrevocable, tax-exempt trust.  The Pension Plan benefits of all participants, including those benefits of NEOs, are payable from the assets held by the tax-exempt trust.

Supplemental Executive Retirement Plan.  Mr. Nasca is the only participant in the Senior Executive SERP.  The Senior Executive SERP is available to senior executives deemed eligible by the Committee in its sole discretion.  A participant is generally entitled to receive a benefit under the Senior Executive SERP upon a termination of employment, other than for “cause,” after the participant has completed 10 full calendar years of service with the Bank.  No benefit is payable under the Senior Executive SERP if the participant’s employment is terminated for “cause” or if the participant voluntarily terminates before completing 10 full calendar years of service with the Bank.   In addition, the payment of benefits under the Senior Executive SERP is conditioned upon certain agreements of the participant related to confidentiality, cooperation, non-competition, and non-solicitation.  A participant will be entitled to a retirement benefit under the Senior Executive SERP if his or her employment with the Bank terminates other than for “cause” on or after the date the participant attains age 65.  The “accrued benefit” is based on a percentage of the participant’s final average earnings (defined as salary and annual short-term cash incentive bonus, including the amount of any salary deferrals into the Company’s 401(k) and employee benefit plans), which is determined based upon the participant’s total annual compensation over the highest consecutive five calendar years of the participant’s employment with the Bank, accrued over the participant’s “required benefit service”.  Mr. Nasca’s benefit percentage is 35% and his required benefit service is 15 years.  A reduced early retirement benefit may be payable if the participant terminates before attaining age 62 (other than by reason of death, “disability” or following a “change in control”).  The benefit is calculated in the same manner as the standard retirement benefit, but is reduced by 6% for each full calendar year prior to age 62 that the benefit is paid (e.g., reduced by 12% if the participant retires at age 60).  Mr. Nasca is currently eligible for early retirement under the Senior Executive SERP.

Upon a participant’s death while employed by the Bank, the participant’s designated beneficiary will be entitled to a cash lump sum equal to the present value of the participant’s “accrued benefit”, without any reduction for early retirement.  If a participant’s employment with the Bank terminates by reason of “disability”, the participant is entitled to a benefit to be calculated as if he or she had attained age 65 immediately before the disability and assuming his or her base salary had increased 3% each calendar year, then discounted to the lump sum present value as of the date of disability, and paid as a cash lump sum.  If a participant’s employment is terminated without “cause” or the participant terminates with “good reason” (as defined in Internal Revenue Code Section 409A) within 24 months following a “change in control”, the participant is entitled to a benefit to be calculated as if he or she had attained age 65 immediately before termination and assuming his or her base salary had increased 3% each calendar year, then discounted to the lump sum present value and paid as a cash lump sum.

Executive Life Insurance Plan.  The Company provides an endorsement split-dollar benefit to certain officers and directors in connection with bank-owned life insurance maintained by the Bank.  This benefit does not carry into retirement.  The benefit for all non-employee directors is in the amount of $200,000.  The amount of the benefit for NEOs is 2.0 times base salary.  For 2019, the amount of the benefits for each of Messrs. Nasca, Connerton and Whitehouse was $1,050,000, $490,000 and $400,000, respectively.  The participant annually pays income tax on the imputed value of annual term life insurance premiums.

Employee Savings Plan.  The Bank also maintains a tax-qualified 401(k) salary deferral plan to assist employees, including employees of its subsidiaries, in saving for retirement.  All employees are eligible to participate on the first of the month following 30 days of employment.  Eligible employees can contribute up to the maximum amount allowable under the Internal Revenue Code.

For 2019, all employees, including the NEOs, received a 100% match from the Company on contributions up to 6% of base salary.  Employees are fully vested in these employer contributions after six years of service.  Matching contributions credited to the accounts of NEOs are included in the “Summary Compensation Table,” above, under “All Other Compensation.”

Individual account earnings will depend on the performance of the particular funds in which the participant invests.  Specific guidelines govern adjustments to contribution levels, investment decisions and withdrawals from the plan.  The benefit is paid as an annuity unless the employee elects one of the optional forms of payment available under the plan.

Non-Qualified Deferred Compensation.  The following table sets forth information for the Company’s Non-Qualified Deferred Compensation Plan for fiscal 2019:

Name	Executive Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
John B. Connerton	$-	$339	$-	$5,559

The Company does not make contributions to the Non-Qualified Deferred Compensation Plan.  The amount reported in the “Aggregate Balance at Last Fiscal Year End” column of this table for Mr. Connerton is reported as compensation in the Company’s Summary Compensation Table for previous fiscal year. Mr. Connerton did not contribute to this plan in fiscal 2019.  Messrs. Nasca and Whitehouse do not participate in the Non-Qualified Deferred Compensation Plan.

The Deferred Compensation Plan allows NEOs to elect to defer 1% to 100% of their base salary until retirement or termination of service.  Amounts deferred under the Deferred Compensation Plan are credited with interest at the prevailing prime rate, plus 100 basis points.

NEOs are immediately 100% vested in their account balance under the Non-Qualified Deferred Compensation Plan, including credited interest.  NEOs may choose from a 5, 10 or 15 year payment plan or lump sum payment option.  In 2016, the Non-Qualified Deferred Compensation Plan was frozen to all new entrants.  Mr. Connerton, who was a participant in the Non-Qualified Deferred Compensation Plan when it was frozen to new entrants, is permitted to continue his participation in the plan, and Mr. Nasca is eligible to participate in the plan but has not elected a deferral.  Mr. Whitehouse, nor any future NEOs, will be eligible to participate in this plan.

CEO Pay Ratio. The “CEO pay ratio”, which shows the relationship between the annual total compensation paid to our CEO and the annual total compensation paid to our median employee, may provide an additional insight to the Company’s compensation practices.   As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation our CEO:

•	The median annual total compensation of all employees of the Company and its subsidiaries (other than the CEO) was $55,078.
•	The annual total compensation of the CEO (as reported in the Summary Compensation Table included in this Proxy Statement) was $1,226,421.
•	Based on this information, for 2019 the CEO’s annual total compensation was 22 times that of the median of the annual total compensation of all of our employees.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.

To identify the “median employee” (ME) from our employee population, we analyzed the entire employee population other than the CEO.  We determined that, as of December 31, 2019, our employee population consisted of 378 individuals, with all of these individuals located in the United States.

2.

All full time, part time, seasonal and temporary workers who worked at least seven days in 2019 and who started on or before December 1, 2019 were included.  The employee population we analyzed included all employees of the Company and all of its consolidated subsidiaries.  We analyzed the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2019. In making this determination, we annualized the compensation of full-time, part-time, seasonal and temporary employees who were hired in 2019 but did not work for us for the entire fiscal year.

3.

We then calculated the ME’s total compensation for 2019.  The ME’s 2019 total compensation included the same components as the 2019 total compensation for our CEO as reported in the “Total” column of the Summary Compensation Table (SCT) included in this Proxy Statement, such as base salary, overtime, annual bonus, referral bonuses, stock award/options, 401(k) matching contributions, and any increase in value of defined benefit pension plans.

4.	The annual total compensation of our CEO used for purposes of calculating the ratio was the amount reported in the “Total” column of the SCT.

5.	The ratio of the CEO’s compensation to the median compensation of all employees other than the CEO was determined by comparing the CEO’s 2019 total compensation to the ME’s 2019 total compensation.

TRANSACTIONS WITH RELATED PERSONS

The Company's written policies and procedures with respect to transactions with related persons require the review and approval or ratification by the Audit Committee for any transaction in which the Company will be a participant and any related person has or will have a material interest (direct or indirect), other than transactions involving less than $5,000 when aggregated with all similar transactions.  Related persons include the Company's directors, director nominees and executive officers and their immediate family members, as well as persons owning more than 5% of the Company's common stock and any immediate family member of such shareholder.

Under the Company's Related Person Transaction Policy, a related person transaction may be consummated or continue if the Audit Committee has approved or ratified the transaction in accordance with the following guidelines: in considering whether to approve or ratify related person transactions, the Audit Committee will take into account, among other factors, (i) whether the related person transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; (ii) whether the related person transaction has been reviewed and approved by the Company's subsidiary banking institution in accordance with Federal Reserve Regulation O and the process and procedure established by such subsidiary banking institution to ensure compliance with Regulation O; (iii) whether the related person transaction is approved by the disinterested members of the Board of Directors; and (iv) whether the related person transaction involves compensation approved by the Company's Human Resource and Compensation Committee.

The Audit Committee meets annually with management to discuss and review related person transactions for the current calendar year and the two previous calendar years, including the proposed aggregate value of such transactions.  After review and discussion, the Audit Committee will determine, based on the above guidelines, whether to approve or ratify each related person transaction, and at each subsequently scheduled meeting, management will update the Audit Committee, as necessary, as to any material change to previously approved related person transactions and any proposed related person transactions.

The Bank has had, and in the future expects to have, banking and fiduciary transactions with directors and executive officers of the Company and some of their affiliates.  All such transactions have been in the ordinary course of business and on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unrelated third parties, and do not involve more than a normal risk of collectivity or present other unfavorable features.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee has reviewed and discussed with the Company’s management and KPMG LLP, the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the 2019 fiscal year.  The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its 2019 fiscal year for filing with the SEC.

Submitted by the Audit Committee,

Michael J. Rogers, Chairman
James E. Biddle, Jr.
Christina P. Orsi
Nora B. Sullivan
Lee C. Wortham

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the Company’s independent registered public accounting firm and conducted the audit of the Company’s consolidated financial statements for the year ending December 31, 2019.  Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions that may be raised, and they will have the opportunity to make a statement, if they so desire.

Fees Billed by KPMG LLP. The following table shows the fees that KPMG LLP billed the Company for audit and other services provided for fiscal years 2019 and 2018.  Audit fees consist of professional services rendered for the audit of the Company's annual consolidated financial statements and internal control over financial reporting, review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings, including SEC filings or engagements for fiscal years 2019 and 2018.

	2019	2018
Audit Fees	$435,000	$388,950
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$435,000	$388,950

All fees listed in the table above were pre-approved by the Company's Audit Committee under the pre-approval policy described below.

The Audit Committee's pre-approval policy details the types of audit, audit-related, tax and other services that have the general pre-approval of the Audit Committee, and the cost limits for those services.  Unless a type of service to be provided by the independent auditors has received general pre-approval, it requires specific pre-approval by the Audit Committee.  Also, any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

PROPOSAL II – ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Company is requesting shareholder approval of a non-binding advisory resolution approving the compensation paid to the executive officers named in the Summary Compensation Table included in this proxy statement (the NEOs) as disclosed pursuant to the SEC’s executive compensation disclosure rules, including the “Compensation Discussion and Analysis”, compensation tables and narrative discussion provided in this proxy statement under the caption “Executive Compensation,” above.  At our 2019 Annual Meeting of Shareholders, our shareholders expressed a preference that the advisory “say on pay” vote take place on the annual basis recommended by our Board of Directors. This preference was subsequently adopted by our Board of Directors, and so we are again providing our shareholders with a “say on pay” vote this year.

The Board of Directors requests that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company believes that its compensation policies and procedures are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the Company’s shareholders, and motivating the executives to remain with the Company for long and productive careers.  These policies and procedures are described above under the section “Executive Compensation”.  The Human Resource and Compensation Committee of the Board of Directors, composed entirely of independent directors, in consultation with consultants from time to time, oversees the Company’s compensation programs and monitors policies to ensure that those policies are appropriate.

The Company urges shareholders to read the section entitled “Executive Compensation”, above, including the “Compensation Discussion and Analysis”, the 2019 Summary Compensation Table and related tables, and the narrative included within that section, which provide detailed information on the Company’s compensation policies and practices and the compensation of the Named Executive Officers.

Non-Binding Resolution

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Company, the Board of Directors or the Human Resource and Compensation Committee of the Board of Directors, and may not be construed as overruling any decision made by the Board.  However, the Board and the Human Resource and Compensation Committee will take the voting results into account when evaluating the Company’s executive compensation program and considering future compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the votes cast is needed to approve the non-binding resolution approving the compensation paid to the NEOs.  Under New York law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Unless otherwise directed, the persons named in the proxy card intend to vote shares as to which proxies are received FOR approval of the non-binding resolution approving the compensation paid to the Named Executive Officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL III – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is asking shareholders to ratify the appointment of Crowe LLP  as our independent registered public accounting firm for our current fiscal year.  Our 2020 fiscal year began on January 1, 2020 and will end on December 31, 2020.  Although ratification is not legally required, the Company is submitting the appointment of Crowe LLP to our shareholders for ratification in the interest of good corporate governance.  In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment, but may still engage Crowe LLP as our independent registered public accounting firm.

The Audit Committee appoints the independent registered public accounting firm annually.  Before appointing Crowe LLP as our independent registered public accounting firm for fiscal 2020, the Audit Committee carefully considered the firm’s experience and qualifications.

Required Vote

The affirmative vote of the holders of a majority of the votes cast is needed to approve the ratification of the appointment of Crowe LLC as the Company’s independent registered public accounting firm.  Under New York law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received FOR ratification of the appointment of Crowe LLP as to the Company’s independent registered public accounting firm for fiscal 2020.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.

Effective March 12, 2020, KPMG LLP voluntarily resigned as the Company’s independent registered public accounting firm. KPMG LLP’s reports on the Company’s financial statements for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. For the fiscal years ended December 31, 2019 and 2018 and during the subsequent interim periods through the date of this report, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreements in connection with KPMG LLP’s reports on the Company’s financial statements for such fiscal years. For the fiscal years ended December 31, 2019 and 2018 and during the subsequent interim periods through the date of this report, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Audit Committee of the Board of Directors engaged Crowe LLP on March 12, 2020 as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

For the fiscal years ended December 31, 2019 and 2018 and during the subsequent interim periods through March 12, 2020, neither the Company nor anyone acting on behalf of the Company consulted Crowe LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did Crowe LLP provide a written report or oral advice to the Company that Crowe LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company.  Solicitation other than by mail may be made by directors, officers or by regular employees of the Company, who will receive no additional compensation therefor, by personal or telephone solicitation, the cost of which is expected to be nominal.

The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting, other than the election of directors, the advisory vote on the compensation paid to our NEOs, and the ratification of the appointment of Crowe LLP as the Company’s registered public accounting firm.  However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.  A proxy granted by a shareholder will give the Board of Directors discretionary authority to vote on any matters of which the Company was not notified at least 45 days before the date on which the Company mailed its proxy materials for the prior year’s Annual Meeting.

SHAREHOLDER PROPOSALS FOR 2021

ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Shareholders of the Company may submit proposals on matters appropriate for shareholder action at meetings of shareholders in accordance with Rule 14a-8(e) promulgated under the Exchange Act.  For such proposals to be included in the Company’s proxy materials relating to its 2021 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than November 24, 2020.  Such proposals should be delivered to the Secretary, Evans Bancorp, Inc., One Grimsby Drive, Hamburg, New York 14075.

Requirements for Shareholder Nominations to be Brought Before the Annual Meeting.  Shareholder nominations to the Board of Directors are governed by the procedures for director nominations by shareholders contained in the Company’s bylaws, as described under “Board of Director Committees – Corporate Governance and Nominating Committee.”   Nominations should be delivered to the Secretary, Evans Bancorp, Inc., One Grimsby Drive, Hamburg, New York 14075.  This requirement is in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement for the 2021 Annual Meeting under Rule 14a-8(e).

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (without exhibits) is being distributed with this Proxy Statement.  The Annual Report on Form 10-K is also available, without charge, by writing or telephoning Michelle Baumgarden, Evans Bancorp, Inc., One Grimsby Drive, Hamburg, NY 14075, (716) 926-2000.  In addition, the Annual Report on Form 10-K (with exhibits) is available at the SEC’s website (www.sec.gov) and the Company’s website (www.evansbancorp.com).

By Order of the Board of Directors,

EVANS BANCORP, INC.

Michelle A. Baumgarden

Secretary

Attendance at the Annual Meeting is Discouraged:  In light of the ongoing health concerns relating to the coronavirus and to best protect the health of our employees, shareholders and community, we are requesting that shareholders DO NOT ATTEND the Annual Meeting in person this year. Shareholders can call into the following number 1 (571) 317-3122; Access Code: 901406741 and listen to the meeting live.  BUT PLEASE WE ASK THAT YOU NOT ATTEND THE ANNUAL MEETING IN PERSON.

Hamburg, New York

March 24, 2020

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Michael A. Battle	☐	☐	02 - James E. Biddle, Jr.	☐	☐	03 - Jody L. Lomeo	☐	☐
04 - Nora B. Sullivan	☐	☐						

4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the Thirty-Second Annual Meeting of Shareholders or any adjournment(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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